SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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HERBALIFE LTD.

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HERBALIFE LTD.

March 15, 2010

Dear Fellow Shareholder:

We are pleased to enclose information about the 2010 Annual General Meeting of Shareholders, or the Meeting, of Herbalife Ltd., or the Company, to be held on Thursday, April 29, 2010 at 9:00 a.m., Pacific Daylight Time, at the principal executive offices of one of the Company’s U.S. subsidiaries located at 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015. As discussed in more detail in the enclosed Proxy Statement, at the Meeting you will be asked to consider proposals to:

1.	Elect three directors, each for a term of three years;

2.	Approve an amendment to and restatement of the Company’s 2005 Stock Incentive Plan to, among other things, increase the authorized number of Common Shares issuable thereunder by 700,000;

3.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2010; and

4.	Act upon such other matters as may properly come before the Meeting.

MY FELLOW DIRECTORS AND I HAVE UNANIMOUSLY APPROVED THE PROPOSALS INCLUDED HEREIN AND RECOMMEND YOU VOTE FOR THEIR APPROVAL.

Best Regards,

MICHAEL O. JOHNSON
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT.

All shareholders are cordially invited to attend the Meeting in person. However, in order to assure your representation at the Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy card.

HERBALIFE LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held Thursday, April 29, 2010

To the Shareholders:

NOTICE IS HEREBY GIVEN that the 2010 Annual General Meeting of Shareholders, or the Meeting, of Herbalife Ltd., a Cayman Islands exempted limited liability company, or the Company, will be held on Thursday, April 29, 2010 at 9:00 a.m., Pacific Daylight Time, at the principal executive offices of one of the Company’s U.S. subsidiaries located at 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015 for the following purposes:

1.	To elect three directors, each for a term of three years;

2.	Approve an amendment to and restatement of the Company’s 2005 Stock Incentive Plan to, among other things, increase the authorized number of Common Shares issuable thereunder by 700,000;

3.	To ratify the appointment of the Company’s independent registered public accountants for fiscal 2010; and

4.	To act upon such other matters as may properly come before the Meeting.

Each of the above proposals will be proposed as Ordinary Resolutions as permitted by the Companies Law (2009 Revision).

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on March 1, 2010, are entitled to notice of and to vote at the Meeting and any subsequent adjournment(s) or postponement(s) thereof.

All shareholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, you are urged to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding voting are contained in the Notice of Internet Availability of Proxy Materials and the proxy card.

Sincerely,

BRETT R. CHAPMAN
General Counsel and Corporate Secretary

Los Angeles, California
March 15, 2010

HERBALIFE LTD.

PROXY STATEMENT FOR 2010
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Herbalife Ltd., also referred to as we, our, us, Herbalife or the Company, is calling its 2010 Annual General Meeting of Shareholders, or the Meeting, to be held on Thursday, April 29, 2010 at 9:00 a.m., Pacific Daylight Time, at the principal executive offices of one of the Company’s U.S. subsidiaries located at 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015.

At the Meeting, our shareholders will be asked to consider proposals to:

1.	Elect three directors, each for a term of three years;

2.	Approve an amendment to and restatement of the Company’s 2005 Stock Incentive Plan to, among other things, increase the authorized number of Common Shares issuable thereunder by 700,000;

3.	Ratify the appointment of the Company’s independent registered public accountants for fiscal 2010; and

4.	Act upon such other matters as may properly come before the Meeting.

Our Board of Directors unanimously recommends that you vote in favor of the proposals outlined herein. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Meeting, please take the time to vote. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding voting are contained in the Notice of Internet Availability of Proxy Materials and proxy card.

You should carefully read this Proxy Statement in its entirety prior to voting on the proposals listed above and outlined herein. This Proxy Statement is dated March 15, 2010, and is first being made available to shareholders of the Company on or about March 18, 2010. A Notice Regarding Internet Availability of Proxy Materials for the Annual General Meeting was mailed to shareholders of the Company on or about March 18, 2010, which contained instructions on how to access our proxy materials, including our Proxy Statement and Annual Report.

THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

Information Concerning Solicitation and Voting

Place, Time and Date of Meeting.  This Proxy Statement is being furnished to the Company’s shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Meeting to be held on Thursday, April 29, 2010, at 9:00 a.m., Pacific Daylight Time, and at any subsequent adjournment(s) or postponement(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual General Meeting of Shareholders. The Meeting will be held at the principal executive offices of one of the Company’s U.S. subsidiaries, Herbalife International, Inc., at 800 W. Olympic Blvd., Los Angeles, Suite 406 California 90015. Our telephone number is (213) 745-0500.

Internet Availability of Proxy Materials.  Under rules recently adopted by the U.S. Securities and Exchange Commission, or the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On March 18, 2010, we intend to mail to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report.

Record Date and Voting Securities.  Only shareholders of record at the close of business on March 1, 2010, or the Record Date, are entitled to notice of and to vote at the Meeting. The Company has one series of Common Shares outstanding. As of the Record Date 60,324,654 Common Shares were issued and outstanding and held of record by 903 registered holders.

Voting.  Each shareholder is entitled to one vote for each Common Share held on the Record Date on all matters submitted for consideration at the Meeting. A quorum, representing the holders of not less than a majority of the issued and outstanding Common Shares entitled to vote at the Meeting, must be present in person or by proxy at the Meeting for the transaction of business. Common Shares that reflect abstentions are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. However, abstentions do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality.

“Broker non-votes” are Common Shares held in “street name” through a broker or other nominee over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions. Thus, if you do not give your broker or nominee specific instructions, your Common Shares may not be voted on certain matters. Common Shares that reflect “broker non-votes” are treated as Common Shares that are present and entitled to vote for the purposes of establishing a quorum. However, for the purposes of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those Common Shares will be treated as not present and not entitled to vote with respect to that matter, even though those Common Shares are considered present and entitled to vote for the purposes of establishing a quorum and may be entitled to vote on other matters.

If you are a beneficial shareholder and your broker or nominee holds your Common Shares in its name, the broker or nominee is permitted to vote your Common Shares on matters such as the ratification of the appointment of independent registered public accountants, even if the broker or nominee does not receive voting instructions from you.

Directors are elected by a plurality, and the three nominees who receive the most votes will be elected. Abstentions and “broker non-votes” will not affect the outcome of the election.

In respect of all other proposals, to be approved, any such proposal must receive the affirmative vote of a majority of the Common Shares present or represented by proxy and entitled to vote. In determining the outcome of such proposals, abstentions have the effect of a negative vote. “Broker non-votes” will not affect the outcome of any such proposals.

Revocability of Proxies.  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either (a) delivering to the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, (b) granting a subsequent proxy through the Internet or telephone or (c) attending the Meeting and voting in person.

Solicitation Expenses.  This solicitation of proxies is made by the Board of Directors and all related costs will be borne by the Company. Proxies may be solicited by certain of our directors, officers, and regular employees, without additional compensation, in person, by telephone, facsimile, or electronic mail. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of Common Shares.

Additional Information.  This Proxy Statement contains summaries of certain documents, but you are urged to read the documents themselves for the complete information. The summaries are qualified in their entirety by reference to the complete text of the document. In the event that any of the terms, conditions or other provisions of any such document is inconsistent with or contrary to the description or terms in this Proxy Statement, such document will control. Each of these documents, as well as those documents referenced in this Proxy Statement as being available in print upon request, are available upon request to the Company by following the procedures described under “Additional Information — Annual Report, Financial and Additional Information.”

Important Notice Regarding the Availability of Proxy Materials for the Annual General
Meeting of Shareholders to Be Held on April 29, 2010.
The Proxy Statement and Annual Report to Shareholders are available at
http://bnymellon.mobular.net/bnymellon/hlf

PROPOSAL 1:

THE ELECTION OF DIRECTORS

Generally

Our Amended and Restated Memorandum and Articles of Association, or the Memorandum and Articles of Association, presently provide for not less than one nor more than fifteen directors. The Board of Directors has, by resolution, presently fixed the number of directors at nine. The Memorandum and Articles of Association divide the Board of Directors into three classes, with the terms of office of each class of directors ending in different years. The current terms of office of Class III directors end at the Meeting. The current terms of office of Classes I and II directors end at the annual general meetings in 2011 and 2012, respectively. Currently, each class has three directors.

The nominees for Class III directors are to be voted upon at the Meeting. The Board of Directors has nominated Leroy T. Barnes, Jr., Richard P. Bermingham and Jeffrey T. Dunn for election as Class III directors to serve three-year terms expiring at the 2013 annual general meeting. The Company did not receive any shareholder nominations for director.

The persons named as proxies on the accompanying proxy card intend to vote the Common Shares as to which they are granted authority to vote for the election of the nominees listed above. The form of proxy card does not permit shareholders to vote for a greater number of nominees than three. Although the Board of Directors does not know of any reason why any nominee will be unavailable for election, in the event any nominee should be unavailable at the time of the Meeting, the proxies may be voted for a substitute nominee as selected by the Board of Directors.

Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the Board’s membership criteria discussed below. Accordingly, the Board and the nominating and corporate governance committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

The nominating and corporate governance committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Principles of Corporate Governance, include independent and sound judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. In addition, the nominating and corporate governance committee periodically evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The nominating and corporate governance committee seeks a variety of occupational, educational, and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives and to enhance the diversity of the Board in such areas as professional experience, geography, race, gender, ethnicity and age. While the nominating and corporate governance committee does not have a formal policy with respect to diversity, the nominating and corporate governance committee believes that it is essential that Board members represent diverse viewpoints. This periodic assessment enables the Board to update the skills and experience it seeks in the Board as a whole, and in individual directors, as the Company’s needs evolve and change over time and to assess effectiveness of efforts at pursuing diversity. In identifying director candidates from time to time, the nominating and corporate governance committee may establish specific skills and experience that it believes the Company should seek in order to constitute a balanced and effective board.

In evaluating director candidates, and considering incumbent directors for renomination to the Board, the nominating and corporate governance committee has considered a variety of factors. These include each nominee’s independence, financial literacy, personal and professional accomplishments, and experience, each in light of the composition of the Board as a whole and the needs of the Company in general, and for incumbent directors, past performance on the Board. The table below sets forth information about the three nominees and the directors whose terms of office continue beyond the Meeting, including each such person’s specific experience, qualifications, attributes and skills that led our Board of Directors to conclude that such nominee/director should serve on our Board of Directors. The process undertaken by the nominating and corporate governance committee in recommending qualified director candidates is described below under “The Board of Directors — Board Committees — Nominating and Corporate Governance Committee.”

The table below sets forth information about the three nominees and the directors whose terms of office continue beyond the Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” LEROY T. BARNES, JR., RICHARD P. BERMINGHAM AND JEFFREY T. DUNN.

NOMINEES

		Director
Name and Experience	Class	Since

Leroy T. Barnes, Jr., age 58, is the retired Vice President and Treasurer of PG&E Corporation, a position he held from 2001 to 2005. From 1997 to 2001, Mr. Barnes was Vice President and Treasurer of Gap, Inc. Prior to that, Mr. Barnes held various executive positions with Pacific Telesis Group/SBC Communications. Earlier in his career, Mr. Barnes was a consultant at Touche, Ross & Co., a predecessor of Deloitte & Touche. Mr. Barnes received his Bachelor’s and Master’s degrees from Stanford University, and his MBA from Stanford Business School. Mr. Barnes is a member of the boards of directors of the McClatchy Newspaper Company, Inc., a newspaper and Internet publisher, and Frontier Communications, Inc., a telecommunications-focused company, and was a member of the board of directors of Longs Drug Stores Corporation from February 2002 through October 2008. Mr. Barnes’ qualifications to serve on our Board of Directors include his past professional financial experience, which provides the Board with valuable knowledge of financial matters, as well as his experience serving on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.
	III	2004
Richard P. Bermingham, age 70, currently retired, has over 40 years of business experience. Mr. Bermingham has been engaged in real estate development and investing activities as a private investor during the past several years. From 1994 to 1997, Mr. Bermingham was the Vice Chairman of the Board of American Golf. Mr. Bermingham worked for Collins Food International, which was acquired by Sizzler International, Inc., from 1967 to 1994. He served as the Chief Executive Officer and a member of the board of directors of this publicly traded company for the period from 1987 to 1994. Mr. Bermingham currently serves on the boards of EaglePicher Corp., Special Value Expansion Fund, LLC, Interactive Health, Inc. and Joe’s Crab Shack. Additionally, Mr. Bermingham served on the Advisory Board of Missouri River Plastics until March 2007. Mr. Bermingham was a certified public accountant and received his Bachelor of Science degree from the University of Colorado. Mr. Bermingham’s qualifications to serve on our Board of Directors include his significant consumer marketing experience, which is relevant to the Company’s business operations in selling, and in certain circumstances manufacturing, packaged food and nutritional supplement products; his past professional financial experience, which provides the Board with important knowledge regarding financial reporting rules and also qualify him as an Audit Committee Financial Expert; his prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and his service on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.
	III	2004

		Director
Name and Experience	Class	Since

Jeffrey T. Dunn, age 52, has served as the President and Chief Executive Officer of W.M. Bolthouse Farms, LLC, a premium fresh produce grower and processor located in Bakersfield, California, since May 2008. From January 2006 through December 2007, Mr. Dunn served as the President and Chief Executive Officer of Ubiquity Brands, Inc., the parent company of Jay Foods, Inc., the Midwest’s premier manufacturer and distributor of a full line of snacks. From March 2004 until January 2006, Mr. Dunn was a Managing Partner of Grassy Lake Partners, an investment and consulting firm. From 1985 to 2004, Mr. Dunn held a variety of senior executive positions with The Coca-Cola Company, serving most recently as Executive Vice President, and President and Chief Operating Officer of Coca-Cola North America and previously serving as President and Chief Operating Officer of Coca-Cola Americas. Mr. Dunn received his Bachelor’s degree in business administration from the University of Georgia and his MBA from Pepperdine University. Mr. Dunn serves on the Morehouse College board of trustees and the board of advisors for the Goizueta School of Business at Emory University. Mr. Dunn’s qualifications to serve on our Board of Directors include his significant consumer marketing experience, which is relevant to the Company’s business operations in selling, and in certain circumstances manufacturing, packaged food and nutritional supplement products; his significant knowledge and experience regarding international business matters, which is relevant to the Company in light of its operations across 72 countries worldwide; and his service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities.
	III	2009

CONTINUING DIRECTORS

		Director
Name and Experience	Class	Since

Lawrence M. Higby, age 64, has been Advisor and Vice Chairman of Apria Healthcare Group Inc., a leading provider of integrated home healthcare products and services, since October 2008. He served as Chief Executive Officer of Apria Healthcare Group Inc. from 2002 to 2008, and from 1997 to 2002 served as its President and Chief Operating Officer. Prior to joining Apria Healthcare Group Inc. Mr. Higby served as President and Chief Operating Officer of Unocal’s 76 Products Company and Group Vice President of Unocal Corporation. Earlier in his career he held various positions with the Times Mirror Company, Americas Pharmacy Inc., and PepsiCo and served as a Deputy Assistant to President Nixon from 1968 through 1974. Mr. Higby serves as a Board Member of the Automobile Club of Southern California and eHealth, Inc. He served as a Director of William Lyon Homes from 2006 to 2007 and as a Director of Apria Healthcare Group Inc. from 2002 to 2008. Mr. Higby received a Bachelor of Arts in Political Science from the University of California, Los Angeles. Mr. Higby’s qualifications to serve on our Board of Directors include his significant experience within the federal government, which is important to the Board in its government relations activities and with respect to regulatory matters; his prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and his service on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.
	I	2009

		Director
Name and Experience	Class	Since

Michael O. Johnson, age 55, is Chairman and Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 after 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans until March 19, 2007 and serves on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College. Mr. Johnson’s qualifications to serve on our Board of Directors include his seven years of experience as our Chairman and Chief Executive Officer, which provides the Board with essential insight into the day-to-day operations of the Company as well as a broad based understanding of our business. Mr. Johnson also has significant experience in international business matters, which brings important knowledge to our Board regarding international business matters, which is particularly relevant to the Board in light of the Company’s operations across 72 countries worldwide.
	I	2003
John Tartol, age 58, has been an independent Herbalife distributor for 28 years and a member of the Company’s Chairman’s Club since 2000. He is active in training other Herbalife distributors all over the world and has served on various strategy and planning groups for Herbalife. He is also active on behalf of various charities in his community and worldwide on behalf of the Herbalife Family Foundation. He has a Bachelor’s degree in finance from the University of Illinois. Mr. Tartol’s qualifications to serve on our Board of Directors include his 28 years of experience as an Herbalife distributor, which brings a first-hand understanding of the function and specific needs of our independent distributors, the ultimate drivers of our business, to the Board.
	I	2005
Pedro Cardoso, age 43, has been an independent Herbalife distributor for 18 years and a member of the Company’s Chairman’s Club since 2005. Mr. Cardoso has built a successful organization of Herbalife independent distributors in more than 20 countries. He has been active in training Herbalife distributors around the world, and is a member of various strategy and planning groups for Herbalife. He is also an active volunteer for the Herbalife Family Foundation. Prior to joining Herbalife, Mr. Cardoso served as the Transportation Supervisor of the Avon Company from 1990 to 1992. He received his degree in applied mathematics from the Autonomous University of Lisbon. Mr. Cardoso’s qualifications to serve on our Board of Directors include his 18 years of experience as an Herbalife distributor, which brings a first-hand understanding of the function and specific needs of our independent distributors, the ultimate drivers of our business, to the Board.
	II	2009
Murray H. Dashe, age 67, currently retired, has been a member of the Board of Directors of Union Bank of California NA since 2006. Mr. Dashe was a member of the Board of Directors of Longs Drug Stores Corporation from August 2002 until November 2008 and served as its Lead Independent Director from May 2006 through November 2008. From 1997 to 2005 he was with Cost Plus World Market where he had served as a director and Vice Chairman since June 1997, its President since September 1997 and as its Chairman, President and Chief Executive Officer since January 1998. Mr. Dashe received his Bachelor of Arts in Economics from Albright College and his Master of Arts in Industrial Relations from Saint Francis University. Mr. Dashe’s qualifications to serve on our Board of Directors include his prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities and his service on other public company boards, including as a lead independent director, which adds a depth of knowledge to our Board as to best practices in corporate governance.
	II	2009

		Director
Name and Experience	Class	Since

Colombe M. Nicholas, age 65, has served as a consultant to Financo Global Consulting, the international consulting division of Financo, Inc., since 2002. Prior to joining Financo, Ms. Nicholas served as the President and Chief Executive Officer of The Anne Klein Company from 1996 to 1999. Prior to that role she served as the President and Chief Executive Officer of Orr Felt Company, President and Chief Operating Officer of Giorgio Armani Fashion Corp., and President and Chief Executive Officer of Christian Dior New York. Ms. Nicholas currently serves on the board of Tandy Brand Accessories and the Business Advisory Board of the University of Cincinnati College of Law. From November 2004 through March 2007 Ms. Nicholas served on the Board of Directors of Mills Corp., and from June 2004 until June 2007 served on the Board of Directors of Oakley, Inc. She received a bachelor of arts degree from the University of Dayton and a juris doctorate degree from the University of Cincinnati College of Law, and holds an honorary doctorate in business administration from Bryant College of Rhode Island. Ms. Nicholas’s qualifications to serve on our Board of Directors include her significant consumer marketing experience, which is relevant to the Company’s business operations in selling packaged food and nutritional supplement products; her prior service as a chief executive officer, which helps the Board better understand management’s day-to-day actions and responsibilities; and her service on other public company boards, which adds a depth of knowledge to our Board as to best practices in corporate governance.
	II	2006

THE BOARD OF DIRECTORS

Director Independence

Our Board of Directors has affirmatively determined that each of Messrs. Barnes, Bermingham, Dashe, Dunn and Higby and Ms. Nicholas is, and, during their tenure on the Board, each of Mr. Gaba and Ms. Rico were, independent under section 303A.02 of the New York Stock Exchange, or the NYSE, Listed Company Manual and the Company’s Categorical Standards of Independence, which are included as part of our Principles of Corporate Governance that are available on our website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance.” The NYSE’s independence guidelines and the Company’s Categorical Standards include a series of objective tests, such as the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company which would prevent a director from being independent. The Board of Directors has affirmatively determined that none of the Company’s independent directors had any relationship with the Company.

Board Meetings

The Board of Directors met eight times during fiscal 2009. All Board members attended at least 75% of the aggregate number of Board meetings and applicable committee meetings held while such individuals were serving on the Board of Directors, or such committees. Under the Company’s Principles of Corporate Governance, which are available on the Company’s website www.herbalife.com, by following the links through “Investor Relations” to “Corporate Governance,” each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including attending meetings of the shareholders of the Company, the Board of Directors and committees of which he or she is a member. All then-current members of the Board of Directors attended the 2009 annual general meeting other than Mr. Leon Waisbein, whose directorship term expired at the meeting.

It is the policy of the Board of Directors to hold four regularly scheduled meetings, each of which include an executive session of non-management directors without the presence of management as well as a session of only the independent directors. Additional meetings of the Board of Directors, executive sessions of non-management directors and sessions of independent directors may be held from time to time as required or determined to be necessary. The Board of Directors has created the position of Lead Director to preside over executive sessions of non-management directors. The position is filled by an independent director elected by the independent directors serving a two year term. Richard P. Bermingham currently serves as the Lead Director and his term is scheduled to expire in April 2011.

Board Leadership

Currently Mr. Johnson serves as our Chairman and CEO. The Board has determined that a board leadership structure featuring a single leader as Chairman and CEO combined with a Lead Director best serves the interests of the Company and its shareholders. Combining the roles of Chairman and CEO makes clear that the individual serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. Under this structure, the Chairman and CEO chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach makes sense because the CEO is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other executive officers and leading implementation of the Company’s strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders, and enables the CEO to act as the key link between the Board and other members of management.

In addition, the Board believes this structure is appropriate for the Company as the CEO is the person most knowledgeable about the Company and its business and is therefore the individual best able to provide guidance for productive board meetings. The unique nature of the Company’s direct selling business model requires that the Chairman and CEO have forged a close relationship with, and obtain and maintain the trust of, the Company’s independent distributors.

Because the Board also believes that strong, independent Board leadership is a critical aspect of effective corporate governance, the Board has established the position of Lead Director. The Lead Director is an independent director elected for a two year term by the independent directors. The Lead Director chairs the board meetings during all executive sessions and when the Chairman and CEO is unable to participate in board meetings, and is a contact point for shareholders and third parties who may desire to contact the Board independently of the Chairman and CEO. Mr. Bermingham, who has extensive business experience, including in the capacity of a CEO, currently serves as the Lead Director. The responsibilities of the Lead Director, who chairs the board meetings during all executive sessions and when the Chairman and CEO is unable to participate in board meetings, include:

•	coordinating the activities of the independent directors;

•	presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors;

•	setting the agenda for and leading the non-management and independent director sessions held by the Board regularly, and briefs the Chairman and CEO on any issues arising from those sessions;

•	acting as the principal liaison to the Chairman and CEO for the views, and any concerns and issues, of the independent directors;

•	advising on the flow of information sent to the Board, and reviewing the agenda, materials and schedule for Board meetings;

•	being available for consultation and communication with major shareholders as appropriate;

•	maintaining close contact with the chairperson of each standing committee; and

•	performing other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

The Board believes that a single leader serving as Chairman and CEO, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. The Board periodically reviews the structure of Board and Company leadership as part of the succession planning process.

The Board’s Role in Risk Oversight

The full Board of Directors has the ultimate responsibility for risk oversight regarding the Company. The Board oversees a Company-wide approach to risk management, designed to enhance shareholder value and to support the achievement of strategic objectives and to improve long-term organizational performance. The first aspect of the Board’s approach to risk management is to determine the appropriate level of risk for the Company generally, followed by an assessment of the specific risks the Company faces and the steps management is taking to manage those risks. The full Board’s involvement in setting the Company’s business strategy facilitates those assessments, culminating in the development of a strategic plan that reflects the Board’s and management’s concensus as to appropriate levels of risk as to specific aspects of the Company’s business and the appropriate measures to manage those risks. Additionally, the full Board of Directors participates in a periodic enterprise risk management assessment during its quarterly meetings. In this process, risk is assessed throughout the business, focusing on risks arising out of various aspects of the Company’s strategic plan and its implementation, including financial, legal/compliance, operational/strategic and compensation risks. The Board also assesses its role in risk oversight throughout our business. In addition to the discussion of risk with the full Board at least once a year, the independent directors discuss risk management during executive sessions without management present with the Lead Director presiding.

While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various Board committees also have responsibility for risk management in certain areas. In particular, the audit committee focuses on financial risk, including internal controls and assesses the Company’s risk profile with the Company’s internal auditors. The internal controls risks profile drives the internal audit plan for the coming year. The audit committee also handles violations of the Company’s Code of Ethics and related corporate policies. Finally, the compensation committee periodically reviews compensation practices and policies to confirm that they do not encourage excessive risk taking. Management regularly reports on each such risk to the relevant committee or the full Board, as appropriate, and additional review or reporting on enterprise risks is conducted as needed or as requested by the Board or the relevant committee.

2009 Director Compensation

The table below summarizes the compensation paid by the Company to non-management directors for the fiscal year ended December 31, 2009.

	Fees
	Earned or
	Paid in	Option/SAR
Name	Cash ($)	Awards ($)(1)	Total ($)

Leroy T. Barnes, Jr.	118,000	100,001	218,001
Richard P. Bermingham	127,236	100,001	227,237
Pedro Cardoso(2)	50,500	—	50,500
Murray H. Dashe(3)	69,000	83,013	152,013
Jeffrey T. Dunn(4)	10,000	29,586	39,586
Hal Gaba(5)	3,226	—	3,226
Lawrence M. Higby(6)	80,000	96,711	176,011
Colombe M. Nicholas	103,250	100,001	203,251
Valeria Rico(7)	15,981	—	15,981
John Tartol	71,250	—	71,250
Leon Waisbein(8)	8,250	—	8,250

(1)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.

(2)	Mr. Cardoso was first elected to the Board at our 2009 annual meeting on April 30, 2009.

(3)	Mr. Dashe was first elected to the Board at our 2009 annual meeting on April 30, 2009.

(4)	Mr. Dunn was appointed to the Board on October 29, 2009.

(5)	Mr. Gaba passed away on March 9, 2009.

(6)	Mr. Higby was appointed to the Board on March 10, 2009.

(7)	Ms. Rico resigned from the Board on March 6, 2009.

(8)	Mr. Waisbein declined to stand for reelection in 2009 and his Board service ended on April 30, 2009.

Through April 29, 2009, each non-management director received (i) $25,000 per year for services as a director and $5,000 for each Board committee on which the director served (and an additional $20,000 per year for the chair of the audit committee and for the chair of the compensation committee, and an additional $10,000 for the chair of the nominating and corporate governance committee), (ii) $5,000 for each Board meeting attended by the director in person or $1,000 per Board meeting attended telephonically, (iii) $3,500 for each audit committee meeting attended either in person or telephonically, and (iv) $2,500 for each compensation committee meeting and for each nominating and corporate governance committee meeting attended either in person or telephonically. In order to make the compensation program competitive with other public company board compensation programs and to ensure that the Company continued to attract and retain the services of exemplary director candidates, our director compensation program was amended effective April 30, 2009 to provide that, from and after that date, each non-management director received (i) $60,000 per year for services as a director and $5,000 for each Board committee on which the director serves and an additional $20,000 per year for the Lead Director, an additional $15,000 per year for the chair of the audit committee, an additional $10,000 per year for the chair of the compensation committee and an additional $5,000 per year for the chair of the nominating and corporate governance committee, (ii) $1,500 for each Board meeting attended by the director in person or $1,000 per Board meeting attended telephonically, (iii) $2,500 for each audit committee meeting attended either in person or telephonically and (iv) $1,500 for each compensation committee and for each nominating and corporate governance committee meeting attended either in person or telephonically. Independent directors also receive a $100,000 equivalent annual equity grant.

The Company has adopted stock ownership guidelines applicable to each non-management director. Specifically, each non-management director is encouraged to acquire and hold a number of Common Shares equal to five times such director’s annual retainer within two years of such director’s appointment or election to the Board of Directors. Each non-management director that has served on our Board for more than two years is compliant with these guidelines.

The table below summarizes the equity-based awards held by the Company’s non-management directors as of December 31, 2009.

	Options/Stock Appreciation Rights Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options/SARs	Options/SARs
	(#)	(#)	Exercise	Expiration
Name	Exercisable	Un-Exercisable	Price ($)	Date

Leroy T. Barnes, Jr.	15,625	—	14.00	12/15/2014
Leroy T. Barnes, Jr.	22,059	7,353	13.64	02/27/2019
Richard P. Bermingham	7,500	—	14.00	12/15/2014
Richard P. Bermingham	22,059	7,353	13.64	02/27/2019
Pedro Cardoso	—	—	—	—
Murray H. Dashe	10,716	3,572	19.82	04/30/2019
Jeffrey T. Dunn	—	2,085	41.80	11/11/2019
Lawrence M. Higby	23,703	7,902	12.62	02/27/2019
Colombe M. Nicholas	22,059	7,353	13.64	02/27/2019
John Tartol	—	—	—	—

Effective January 15, 2006, the Company established the Independent Directors Deferred Compensation and Stock Unit Plan, or the Independent Directors Plan, for the award of restricted stock units, or RSUs, to independent directors and to allow for deferral of compensation realized in connection with such RSUs and other director compensation. The purpose of the Independent Directors Plan is to promote the long term financial interest and growth of the Company by attracting and retaining independent directors who can make a substantial contribution to the success of the Company, and to motivate and to align their interests with those of the equity holders. The Independent Directors Plan is part of the Herbalife Ltd. 2005 Stock Incentive Plan. Effective January 27, 2009, the Independent Directors Plan and award agreements granted thereunder were amended to eliminate the ability to make further deferrals of compensation by independent directors. In addition, the Independent Directors Plan was further amended such that awards to independent directors in 2009 and thereafter will be in the form of stock-settled stock appreciation rights, or SARs, instead of RSUs, and to eliminate a two-year automatic deferral feature following vesting with respect to awards (or portions thereof) that vested in 2009 or that will be granted in 2010 and beyond.

Shareholder Communications with the Board of Directors

Shareholders and other parties interested in communicating directly with the Board of Directors, non-management directors as a group or individual directors, including Richard P. Bermingham in his capacity as the Lead Director, may do so by writing to Herbalife Ltd., c/o Corporate Secretary, 800 W. Olympic Blvd, Suite 406, Los Angeles, CA 90015, or by email at corpsec@herbalife.com, indicating to whose attention the communication should be directed. Under a process approved by the Board of Directors for handling communications received by the Company and addressed to non-management directors, the Corporate Secretary of the Company reviews all such correspondence and forwards to members of the audit committee a summary and/or copies of any such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board of Directors or committees thereof, or that he otherwise determines requires their attention. Directors may at any time review a log of all communications received by the Company and addressed to members of the Board of Directors and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the audit committee with respect to such matters.

Committees of the Board

Our Board of Directors has a standing audit committee, nominating and corporate governance committee, and compensation committee.

Audit Committee

From January 1, 2009 to March 9, 2009, the audit committee consisted of Messrs. Barnes, Bermingham and Gaba, each of whom is or was independent as discussed above under “— Director Independence.” Mr. Gaba passed away on March 9, 2009. From March 10, 2009 through April 29, 2009, the audit committee consisted of Messrs. Barnes, Bermingham and Higby, each of whom is independent as discussed above under “— Director Independence.” Since April 30, 2009, the audit committee has consisted of Messrs. Barnes, Bermingham, Dashe and Higby, each of whom is independent as discussed above under “— Director Independence.” As required by Rule 303A.07 of the NYSE Listed Company Manual, the Board of Directors has affirmatively determined that each of Messrs. Barnes, Bermingham Dashe and Higby are, and Mr. Gaba (while on the audit committee) was, financially literate, and that Mr. Bermingham is an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K.

The principal duties of the audit committee are as follows:

•	to monitor the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and reporting;

•	to monitor the independence and performance of the Company’s independent auditors and internal auditing department; and

•	to provide an avenue of communication among the independent auditors, management, the internal auditing department and the Board of Directors.

Our Board of Directors has adopted a written charter for the audit committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” and in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” In fiscal 2009, the audit committee met four times.

Nominating and Corporate Governance Committee

From January 1, 2009 to March 6, 2009, the nominating and corporate governance committee consisted of Mmes. Nicholas and Rico and Mr. Barnes, each of whom is or was independent as discussed above under “— Director Independence.” Ms. Rico resigned from the Board on March 6, 2009. Since March 9, 2009, the nominating and corporate governance committee has consisted of Ms. Nicholas and Messrs. Barnes and Bermingham, each of whom is independent as discussed above under “— Director Independence.” The principal duties of the nominating and corporate governance committee are as follows:

•	to recommend to the Board of Directors proposed nominees for election to the Board of Directors both at annual general meetings and to fill vacancies that occur between annual general meetings; and

•	to review and make recommendations to the Board of Directors regarding the Company’s corporate governance matters and practices.

In identifying candidates to serve on the Board, the nominating and corporate governance committee first determines the evolving needs of the Board taking into account such factors as it deems appropriate, including, among others, the current composition of the Board of Directors, the range of talents, experiences and skills that would best complement those already represented on the Board of Directors, the balance of management and independent directors and the need for financial or other specialized expertise, as discussed in greater detail above under “Proposal 1: The Election of Directors — Director Qualifications.” Applying these criteria, the nominating and corporate governance committee considers candidates for director suggested by its members and other directors, as well by management and shareholders. The nominating and corporate governance committee also retains a third-party executive search firm on an ad-hoc basis to identify and review candidates upon request of the committee from time to time.

If the nominating and corporate governance committee decides, on the basis of its preliminary review, to proceed with further consideration, the committee members, as well as other directors as appropriate, interview the nominee. After completing this evaluation and interview, the nominating and corporate governance committee makes a recommendation to the full Board of Directors, which makes the final determination whether to nominate the candidate after considering the nominating and corporate governance committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board of Directors pursuant to the provisions of the Memorandum and Articles of Association should notify the Corporate Secretary in writing with the appropriate supporting materials, as more fully described under “Additional Information — Shareholder Nominations.”

The Board of Directors has adopted a written charter for the nominating and corporate governance committee, which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” In fiscal 2009, the nominating and corporate governance committee met seven times.

Compensation Committee

From January 1, 2009 to March 6, 2009, the compensation committee consisted of Mr. Bermingham and Mmes. Nicholas and Rico, each of whom is or was independent as discussed above under “— Director Independence.” Ms. Rico resigned from the Board on March 6, 2009. From March 9, 2009 through April 29, 2009, the compensation committee consisted of Messrs. Barnes and Bermingham and Ms. Nicholas, each of whom is independent as discussed above under “— Director Independence.” Since April 30, 2009, the compensation committee has consisted of Messrs. Bermingham, Dashe and Higby and Ms. Nicholas, each of whom is independent as discussed above under “— Director Independence.” The principal duties of the compensation committee are as follows:

•	to oversee and approve compensation policies and programs;

•	to review and approve corporate goals and objectives relevant to the compensation of the Company’s CEO and other executive officers;

•	to evaluate the performance of the CEO and recommend the compensation level of the CEO for approval by the independent members of the Board of Directors;

•	to evaluate the performance of certain executive officers and, considering the CEO’s recommendations, set the compensation level for such executive officers;

•	to administer existing incentive compensation plans and equity-based plans;

•	to oversee regulatory compliance with respect to executive compensation matters; and

•	to review the compensation of directors.

Our Board of Directors has adopted a written charter for the compensation committee which is available on the Company’s website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance” or in print to any shareholder who requests it as set forth under “Additional Information — Annual Report, Financial and Additional Information.” Among other duties, the compensation committee is responsible for making the initial risk assessment of the Company’s compensation programs and determining whether those programs require modification to remain consistent with the Board’s determinations as to the levels of risk that are appropriate for the Company. In its assessment, the compensation committee reviewed the Company’s compensation structure and noted numerous ways in which risk is potentially mitigated by practices and policies that include: the balanced mix between short- and long-term incentives; the use of multiple performance measures for the CEO’s annual incentive; strong internal controls; the use of stock ownership guidelines; and the existence of an anti-hedging policy. In light of its analysis, the committee believes that the architecture of the Company’s compensation programs provide various safeguards to protect against undue risk. In fiscal 2009, the compensation committee met eight times.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2009, Messrs. Bermingham, Barnes, Dashe and Higby and Mmes. Nicholas and Rico served on the compensation committee of the Board of Directors. During the fiscal year ended December 31, 2009, there were no relationships or transactions between the Company and any member of the compensation committee requiring disclosure hereunder.

PROPOSAL 2:

APPROVAL OF AN AMENDMENT TO THE 2005 STOCK INCENTIVE PLAN

Our Board of Directors has adopted a resolution unanimously approving, and is recommending to the shareholders for their approval, a proposed amendment to and restatement of the Company’s 2005 Stock Incentive Plan, or the 2005 Plan, to among other things, increase the number of Common Shares authorized for issuance upon the exercise of any stock options, SARs, restricted stock, RSUs or dividend equivalents granted thereunder by 700,000 Common Shares, to clarify the prohibition on repricing without shareholder approval, as well as to make other immaterial administrative changes. The proposed amendment to the number of authorized Common Shares available under the 2005 Plan is subject to approval by the shareholders at the Meeting.

The proposed amendment to and restatement of the 2005 Plan would increase the aggregate number of Common Shares authorized for issuance under the 2005 Plan by 700,000 Common Shares. If approved, the additional Common Shares will be issuable in connection with each type of award authorized to be granted pursuant to the 2005 Plan. This increase is proposed to provide sufficient Common Shares to cover new award grants to enable the Company to attract, retain and motivate directors, officers, employees and consultants by providing for or increasing their economic interests in the success of the Company.

Purposes and Effects of the Amendment and Restatement of the 2005 Plan

The Company currently maintains one active stock incentive plan for the purpose of granting stock-based compensation awards, the 2005 Plan, which was originally approved by the shareholders on November 2, 2005. As of March 1, 2010, a total of 675,019 Common Shares remained available for new award grants under the 2005 Plan. In addition, as of March 1, 2010, (i) 4,221,347 shares were covered by options and SARs granted under the 2005 Plan and (ii) 710,243 shares were subject to unvested awards of stock units and vested stock units with deferred settlement dates granted under the 2005 Plan.

The Company believes that incentives and stock-based compensation awards motivate its directors, officers, employees and consultants to focus on the objective of creating shareholder value and promoting the success of the Company. The Company also believes that incentive compensation plans are an important tool for attracting, retaining and motivating highly qualified and skilled directors, officers, employees and consultants. As noted above, the Board of Directors approved the proposed amendment and restatement of the 2005 Plan, in part, because the number of shares available under the 2005 Plan as currently in effect does not provide flexibility to adequately provide for future incentives or hirings. In addition to the increase in the number of Common Shares authorized for issuance in connection with equity awards made under the 2005 Plan, the amendment and restatement also clarifies the prohibition on repricing without shareholder approval by including a prohibition on replacing any stock options or SARs that are underwater (i.e., awards where the current fair market value of the Common Share issuable upon exercise of such award is less than the award’s exercise price) with cash or awards with lower exercise prices. Lastly, each Common Share issued under awards other than options or SARs (so called “full value” awards) will count against the number of Common Shares available under the 2005 Plan as one and one-half (1.5), rather than two (2), Common Shares, which ratio better reflects the relative value of those awards.

Plan Features and Grant Practices that Protect Shareholder Interests

The 2005 Plan, as amended and restated, and the Company’s grant practices include a number of features intended to protect the interests of shareholders:

•	The number of additional shares requested, 700,000, represents only an additional 1.16% of overhang (i.e., the dilutive effect these additional shares would have on the Company’s shareholders).

•	Any additional grants of full value awards will be counted at a 1.5:1 premium factor against the remaining available share pool.

•	The 2005 Plan does not permit the use of discounted stock options or SARs (other than in connection with the assumption and substitution of options held by employees of an acquired company), the use of dividend equivalents on stock options or SARs, or the use of reload stock options.

•	Any performance-based restricted stock or RSU awards are subject to at least a one-year performance period. Although there is no minimum vesting period for time-based awards, in practice, grants of awards (whether time-based or performance-based) under the 2005 Plan to executive officers and other members of senior management have incorporated at least a three year vesting schedule.

•	The 2005 Plan does not include provisions frequently labeled as “liberal share counting” provisions by institutional investors (e.g., the ability to re-use shares tendered or surrendered to pay the exercise cost or tax obligations of grants). The only add backs are for awards that are cancelled or forfeited or for awards payable in cash.

•	The 2005 Plan does not allow for the transfer of options or other equity awards to third parties for value or consideration The transfer of awards, if at all, is limited to transfers by will or the laws of descent and distribution.

•	The 2005 Plan specifically prohibits repricing of stock options or stock SARs without shareholder approval, and, as amended and restated, also specifically prohibits the replacement of underwater stock options or SARs with cash or awards with lower exercise prices.

•	All of the Company’s current equity compensation programs are funded by grants under a shareholder approved program.

Section 162(m)

The Board of Directors continues to believe that it is in the best interests of the Company and its shareholders to continue to provide for a stock incentive plan under which stock-based compensation awards made to the Company’s executive officers can qualify for deductibility by the Company for federal income tax purposes. Accordingly, the 2005 Plan has been (and with this amendment and restatement remains) structured in a manner such that awards under it can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. In general, under Section 162(m), in order for the Company to be able to deduct compensation in excess of $1 million paid in any one year to the Company’s Chief Executive Officer or any of the Company’s three other most highly compensated executive officers (other than the Company’s Chief Financial Officer), such compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation for purposes of Section 162(m) of the Code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by the Company’s shareholders. For purposes of Section 162(m), the material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards of restricted stock, stock units, and performance units under the 2005 Plan, each of these aspects is discussed below, and shareholder approval of this proposal will be deemed to constitute re-approval of each of these aspects of the 2005 Plan for purposes of the approval requirements of Section 162(m).

Summary of the 2005 Plan

The following summary of the material provisions of the 2005 Plan as proposed to be amended and restated is qualified in its entirety by the complete text of the proposed amended and restated 2005 Plan, a copy of which is attached hereto as Appendix A.

General.  The 2005 Plan provides for the grant of incentive stock options, nonqualified stock options, SARs, restricted stock, stock units, performance units and dividend equivalents. Incentive stock options granted under the 2005 Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonqualified stock options are stock options that are not intended to qualify as incentive stock options under the Code. See “— Federal Income Tax Consequences of the 2005 Plan” for a discussion of the tax treatment of awards that may be granted under the 2005 Plan.

Eligibility.  Any person who is a current or prospective director, officer, employee or consultant of the Company or any of its subsidiaries is eligible to be selected as a recipient of an award under the 2005 Plan. Incentive stock options may only be granted to employees of the Company and its subsidiaries that are at director level and above and where participation in the 2005 Plan is permitted by local law. As of March 1, 2010, there were approximately 230 eligible plan participants.

Shares Subject to the 2005 Plan.  Currently, the maximum number of Common Shares that may be issued pursuant to awards granted under the 2005 Plan is 4,000,000, plus (i) any shares that remained available for issuance under the Company’s 2004 Stock Incentive Plan, or the 2004 Plan, and (ii) any awards under the 2004 Plan that expire or are forfeited, terminated or otherwise cancelled, or that are settled in cash in lieu of Common Shares. The number of Common Shares described in clauses (i) and (ii) above are collectively referred to herein as the Additional Common Shares. To date, 3,238,590 Additional Common Shares have become available for grant under the 2005 Plan. If the proposed amendment and restatement of the 2005 Plan is approved, the maximum number of Common Shares that may be issued pursuant to awards granted under the 2005 Plan will be 4,700,000, plus any Additional Common Shares, for a total of 7,938,590 Common Shares. In addition, Common Shares issuable under the 2005 Plan are subject to certain adjustments for corporate transactions, as described in “— Adjustments.”

Any Common Shares subject to awards under the 2005 Plan that expire or are forfeited, terminated or otherwise cancelled, or that are settled in cash in lieu of Common Shares, will become available for subsequent awards under the 2005 Plan. However, Common Shares subject to awards under the 2005 Plan that are not issued upon the net settlement or net exercise of options or SARs, Common Shares that are delivered to or retained by the Company to pay the exercise price or withholding taxes related to awards and Common Shares repurchased on the open market with the proceeds of option exercises, will not be available for additional grants under the 2005 Plan.

The 2005 Plan provides that each Common Share issued under awards other than options or SARs will count against the number of Common Shares available under the 2005 Plan as one and one-half (1.5) Common Shares. Common Shares issued under options or SARs count against the Common Shares available under the 2005 Plan as one (1) Common Share. Any Common Shares that again become available for grant under the 2005 Plan shall be added back as one (1) Common Share if such shares were subject to options or SARs, and as one and one-half (1.5) Common Shares if such shares were subject to awards other than options or SARs.

The 2005 Plan also provides for a per person, per year limit on Common Shares subject to all awards granted under the 2005 Plan of 1,250,000, and a per person, per year limit on the amount, in cash, that may be payable pursuant to that portion of a performance unit that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of $5,000,000.

Administration.  The 2005 Plan is administered by the compensation committee, or in the absence of a compensation committee, the Board of Directors itself. Such administering body of the 2005 Plan is referred to in this “Summary of the 2005 Plan” as the Committee. However, (i) with respect to any award that is intended to satisfy SEC Rule 16b-3, the Committee must consist solely of two or more directors, each of whom is a “non-employee director” for purposes of Rule 16b-3; and (ii) with respect to any award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee must be consist solely of two or more directors, each of whom is an “outside director” for purposes of Section 162(m).

The Committee has full and final authority to administer the 2005 Plan to, among other things: prescribe rules relating to the 2005 Plan; select the persons to whom awards will be granted under the 2005 Plan; grant awards; determine the terms and conditions of those awards and whether any such terms and conditions, such as performances goals, have been satisfied; interpret and construe the 2005 Plan; and exercise its discretion with respect to powers and rights granted to it under the 2005 Plan.

Stock Options.  The 2005 Plan authorizes the Committee to grant incentive stock options and nonqualified stock options. The terms and conditions of options granted under the 2005 Plan will be determined by the Committee in its discretion, subject to certain restrictions contained in the 2005 Plan. Among the restrictions on the Committee’s discretion are the following:

•	Exercise Price. The per Common Share exercise price for options may not be less than 100% of the fair market value of a Common Share on the date of grant, except in the case of an option granted to an employee of a company acquired by the Company in assumption and substitution of an option held by such employee at the time such company is acquired.

•	Option Term. An option must expire within 10 years of its date of grant.

•	No Repricing. The 2005 Plan prohibits the repricing of outstanding options other than in connection with certain corporate transactions as described in “— Adjustments.” The prohibition on repricing also include a prohibition on replacing an underwater option with cash or an option with a lower exercise price.

The exercise price of an option may be paid through various means specified by the Committee, including in cash, by delivery of Common Shares previously acquired by the optionee or by cashless exercise procedures permitted and established by the Committee.

Stock Appreciation Rights, or SARs.  The 2005 Plan authorizes the Committee to grant SARs. A SAR represents the right to receive, upon exercise, an amount equal to the difference between the value of a Common Share on the date of exercise and the exercise price of the SAR, subject to limitations imposed by the Committee in its discretion. SARs may be granted alone or in tandem with other awards granted under the 2005 Plan. In general, the Committee determines, in its discretion, the terms and conditions of SARs granted under the 2005 Plan, subject to the terms of the 2005 Plan, including the same restrictions applicable with respect to options granted under the 2005 Plan described above. SARs granted in tandem with an option will have the same terms and conditions as the option with respect to which it was granted. SARs may be settled in Common Shares, cash or a combination thereof, as determined by the Committee.

Restricted Stock and Stock Units.  The 2005 Plan authorizes the Committee to grant awards of restricted stock and stock units with time-based vesting or performance-based vesting. A stock unit represents the right to receive a specified number of Common Shares upon vesting or at a later date permitted in the award agreement. Restricted stock and stock units may be settled in Common Shares, cash, or a combination thereof, as determined by the Committee. The terms and conditions of restricted stock and stock units will be determined by the Committee in its discretion, subject to certain restrictions contained in the 2005 Plan. Among the restrictions on the Committee’s discretion are the following:

•	Minimum Performance Period. Restricted stock and stock units that are subject to performance conditions may not be earned for a performance period of less than one year from the date of grant, except in the event of a Change of Control or the grantee’s death or disability.

•	Voting and Dividend Rights. Unless otherwise determined by the Committee, awards of restricted stock will have full voting and dividend rights.

Performance Units.  The 2005 Plan authorizes the Committee to grant performance units payable in cash, Common Shares, or a combination thereof, based upon the achievement of specified performance goals during a specified performance period. Subject to the 2005 Plan, the performance goals, performance period and other terms and conditions applicable to performance awards will be specified by the Committee and set forth in the award agreement. Subject to the terms of the 2005 Plan, the performance goals, performance period and other terms and conditions of performance units will be determined by the Committee in its discretion; provided that the performance period shall not be less than one year.

Performance-Based Awards.  Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to any of the officers named in its Proxy Statement. The limit is $1 million per officer per year, with certain exceptions. This deductibility cap does not apply to “performance-based compensation,” if approved in advance by the Company’s shareholders. The 2005 Plan provides that all or a portion of an award of performance units or an award of restricted stock or stock units that are subject to performance-based vesting may be designed to qualify as deductible “performance-based compensation.”

The performance criteria for that portion of any award of performance units, restricted stock or stock units that is intended to qualify as deductible performance-based compensation will be a measure based on one or more Qualifying Performance Criteria (as defined below). Notwithstanding satisfaction of any performance goals, the number of Common Shares granted, issued, retained and/or vested under an award of restricted stock, stock units, and the amount paid under an award of performance units, may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine. No award of performance units, restricted stock or stock units granted under the 2005 Plan that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code will be payable unless the Committee certifies in writing that the applicable performance goals have been satisfied.

Qualifying Performance Criteria.  The performance criteria, or Qualifying Performance Criteria, for any award of restricted stock, stock units or performance units that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall be any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total shareholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income,

(xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service. The Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) any extraordinary non-recurring items as described in FASB ASC Subtopic 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s Annual Report on Form 10-K for the applicable year.

Dividend Equivalents.  The 2005 Plan authorizes the Committee to grant dividend equivalents independently or in tandem with any award other than an award of stock options or SARs. Dividend equivalents are payable in cash, Common Shares or stock units in an amount equivalent to the dividends that would have been paid on Common Shares had the shares been outstanding from the date an award was granted. Dividend equivalents may be granted with conditions as determined by the Committee, including that such amounts (if any) shall be deemed to have been reinvested in additional Common Shares.

Adjustments.  Upon an increase or decrease in the number of issued Common Shares resulting from a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, cash dividends) or otherwise, the number of Common Shares authorized for issuance under the 2005 Plan, and the number of Common Shares covered by each outstanding award and the price per Common Share covered by each outstanding award, shall be proportionately adjusted by the Committee to reflect such increase or decrease.

Change of Control.  Unless otherwise provided for under the terms of the transaction, the Committee may provide that any or all of the following shall occur in connection with a Change of Control of the Company, or upon termination of an award recipient’s employment following a Change of Control:

•	the acceleration of the vesting and/or exercisability of any outstanding award such that it will become fully vested and/or immediately exercisable as to all or a portion of the Common Shares covered thereby;

•	the substitution of shares of the surviving or successor company for Common Shares covered by any outstanding award;

•	the conversion of any outstanding award into a right to receive cash and/or other property; and/or

•	the termination of any outstanding award upon or following the consummation of the Change of Control.

The definition of a Change of Control for the purposes of the 2005 Plan is set forth under “Executive Compensation — Potential Payments upon Termination or Change in Control — Definitions.”

Restrictions on Transfer.  Unless the Committee specifies otherwise, awards granted under the 2005 Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated other than by will or the laws of descent and distribution, and each award is exercisable only by the recipient thereof during his or her lifetime. In no event may options or SARs be transferred for value or consideration.

Plan Amendments.  The Board of Directors may amend or terminate all or any part of the 2005 Plan at any time and in any manner; provided that, (i) the Company’s shareholders must approve any amendment or termination if shareholder approval is required under any applicable law, regulation or NYSE or other applicable listing requirements; and (ii) award recipients must consent to any amendment or termination that would materially impair their rights under outstanding awards, unless the Committee determines that the amendment or termination is either required or advisable to satisfy any applicable law or regulation or to meet the requirements of any accounting standard or avoid adverse financial accounting consequences thereunder. The Committee may modify the provisions of any award at any time and in any manner as may be necessary for it to conform to local rules and regulations in any jurisdiction outside the United States.

Plan Duration.  The 2005 Plan was adopted by the Board of Directors on September 23, 2005, and approved by the shareholders on November 2, 2005. No award may be granted under the 2005 Plan after November 2, 2015, the tenth anniversary of the date the 2005 Plan was approved by the shareholders, but any award granted prior to that date may extend beyond that date.

New Plan Benefits.  Because benefits under the 2005 Plan will depend on the Committee’s actions and the fair market value of Common Shares at various future dates, it is not possible to determine the benefits that will be received by directors, executive officers and other employees if the 2005 Plan, as amended and restated, is approved by the Company’s shareholders.

Federal Income Tax Consequences of the 2005 Plan

The following is only a summary of the effect of U.S. federal income taxation upon the participant and the Company with respect to the grant and exercise of awards under the 2005 Plan, is not complete, does not discuss the income tax laws of any state or foreign country in which a participant may reside, and is subject to change. Recipients of awards under the 2005 Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in the 2005 Plan.

Incentive Stock Options.  Pursuant to the 2005 Plan, employees may be granted options that are intended to qualify as “incentive stock options” under the provisions of Section 422 of the Code. Except as described in the following two sentences, the employee is generally not taxed and the Company is not entitled to a deduction on the grant or exercise of an incentive stock option, so long as the option is exercised while the employee is employed by the Company or its subsidiaries, or within three months following termination of employment (one year if termination is due to permanent disability). The amount by which the fair market value of the Common Shares acquired upon exercise of the option exceeds the exercise price will be included as a positive adjustment in the calculation of the employee’s “alternative minimum taxable income” in the year of exercise. The “alternative minimum tax” imposed on individual taxpayers is generally equal to the amount by which a specified percentage of the individual’s alternative minimum taxable income (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

If the employee disposes of Common Shares acquired upon exercise of an incentive stock option at any time within one year after the date of exercise or two years after the date of grant of the option (such a disposition is referred to as a disqualifying disposition), then the employee will recognize (i) capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the Common Shares on the date of exercise; (ii) ordinary income in an amount equal to the excess, if any, of the lesser of the sales price or the fair market value of the Common Shares on the date of exercise over the exercise price of the option; and (iii) capital loss equal to the excess, if any, of the exercise price over the sales price.

In the event of a disqualifying disposition, the Company will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the employee. If the employee sells shares acquired upon exercise of an incentive stock option at any time after the first anniversary of the date of exercise and the second anniversary of the date of grant of the option, then the employee will recognize long-term capital gain or loss equal to the difference between the sales price and the exercise price of the option, and the Company will not be entitled to any deduction.

Nonqualified Stock Options.  Pursuant to the 2005 Plan, eligible individuals may be granted options that do not qualify for treatment as “incentive stock options” (referred to as nonqualified stock options). The grant of a nonqualified stock option is generally not a taxable event for the optionee. Upon exercise of a nonqualified stock option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the Common Shares on the date of exercise over the exercise price, and the Company will be entitled to a deduction equal to such amount. A subsequent disposition of the Common Shares will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid with respect to the Common Shares plus the ordinary income recognized with respect to the Common Shares. Any capital gain or loss on the subsequent disposition of Common Shares acquired through the exercise of a nonqualified stock option will generally be treated as a long-term or short-term capital gain or loss, depending on whether the holding period for the Common Shares exceeds one year at the time of the disposition.

Stock Appreciation Rights, or SARs.  Pursuant to the 2005 Plan, eligible individuals may be granted SARs. The grant of SARs is generally not a taxable event for the grantee. Upon exercise of a SAR, the grantee will generally recognize ordinary income in an amount equal to the fair market value on the date of exercise of the Common Shares or other property received upon exercise of the SAR, and the Company will be entitled to a deduction equal to such amount. A subsequent disposition of any Common Shares received by the grantee upon the exercise of a SAR will give rise to capital gain or loss equal to the difference between the sales price and the ordinary income recognized with respect to the Common Shares. Any capital gain or loss on the subsequent disposition of such Common Shares will generally be treated as a long-term or short-term capital gain or loss, depending on whether the holding period for the Common Shares exceeds one year at the time of the disposition.

Restricted Stock.  Pursuant to the 2005 Plan, eligible individuals may be granted restricted stock. Unless the grantee makes a timely election under Section 83(b) of the Code, he or she will generally not recognize any taxable income until the restrictions on the Common Shares expire or are removed, at which time the grantee will recognize ordinary income in an amount equal to the excess of the fair market value of the Common Shares at that time over the purchase price for the restricted shares, if any. If the grantee makes an election under Section 83(b) within 30 days after receiving shares of restricted stock, he or she will recognize ordinary income on the date of receipt equal to the excess of the fair market value of the Common Shares on that date over the purchase price, if any, for the restricted shares, if any. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Stock Units.  Pursuant to the 2005 Plan, eligible individuals may be granted stock units. The grant of a stock unit is generally not a taxable event for the grantee. In general, the grantee will not recognize any taxable income until the Common Shares subject to the stock unit (or cash equal to the value of such Common Shares) are distributed to him or her without of any restrictions, at which time the grantee will recognize ordinary income equal to the excess of the fair market value of the Common Shares (or cash) at that time over the purchase price for the Common Shares, if any. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Performance Units.  Pursuant to the 2005 Plan, eligible individuals may be granted performance units. The grant of a performance unit is generally not a taxable event for the grantee. Upon payment of a performance unit, the grantee will recognize ordinary income equal to the fair market value of any Common Shares or cash received. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Dividend Equivalents.  Pursuant to the 2005 Plan, eligible individuals may be granted dividend equivalents. Upon payment of amounts associated with a dividend equivalent, the grantee will recognize ordinary income equal to the fair market value of any Common Shares or cash received. The Company will generally be entitled to a deduction equal to the amount of ordinary income recognized by the grantee at the time such income is recognized by the grantee.

Withholding of Taxes.  Generally, the Company will be required to withhold applicable taxes with respect to any ordinary income recognized by a grantee in connection with awards granted under the 2005 Plan. The grantee may be required to pay the withholding taxes to the Company or make other provisions satisfactory to the Company for the payment of the withholding taxes as a condition to the exercise of options or the receipt of unrestricted stock pursuant to stock units and performance units. Special rules will apply in cases where a grantee pays the exercise or purchase price of an award, or the applicable withholding tax obligations, by delivering previously owned Common Shares or by reducing the number of Common Shares otherwise issuable pursuant to the award. Such a delivery of Common Shares will in certain circumstances result in the recognition of income with respect to those Common Shares.

Other Tax Issues.  Awards to eligible individuals under the 2005 Plan may provide for accelerated vesting or payment in the event of a change in control of the Company. In that event, and depending upon the individual circumstances of the holder of the award, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Code. Pursuant to these provisions, a grantee will be subject to a 20% excise tax on any “excess parachute payment” and the Company will be denied any deduction with respect to such payment.

As noted above, Section 162(m) of the Code limits the Company’s federal income tax deduction for compensation paid to any of the Named Executive Officers, as defined under “Executive Compensation — Compensation Discussion and Analysis. In certain instances the Company may be denied a compensation deduction for awards granted to certain Company officers that do not qualify as “performance-based compensation” to the extent their aggregate compensation exceeds $1 million in a given year.

Additional Plan Disclosure

As of December 31, 2009, there were 7,371,832 stock options and SARs outstanding under our 2005 Stock Incentive Plan and preceding equity plans with a weighted average exercise price of $24.84 and a weighted average remaining life of 5.9 years. The following table sets forth additional information regarding stock options and SARs outstanding as of December 31, 2009:

		Weighted	Weighted Average
	Options / SARs	Average	Remaining Years of
	Outstanding	Exercise Price	Contractual Life

Substantially in-the-money options and SARs outstanding in excess of six years	731,359	$9.19	3.19
Other options and SARs outstanding in excess of six years	1,182,370	$21.12	3.26
All options and SARs outstanding less than six years	5,458,103	$27.74	6.90

“Substantially in-the-money options and SARs outstanding in excess of six years” is defined for this purpose as Herbalife Ltd. options and SARs that are fully vested and have an exercise price of less than $12.06. Additional information regarding these options and SARs is as follows:

	Remaining
	Years of	Exercise
Grant Date	Contractual Life	Price	Options Outstanding

10/22/2002	2.81	$0.88	9,250
10/22/2002	2.81	$3.52	95,800
3/27/2003	3.24	$3.52	10,500
4/03/2003	3.26	$3.52	19,123
4/03/2003	3.26	$10.56	591,185
8/11/2003	3.61	$5.00	5,501
Total substantially in-the-money options and SARs outstanding in excess of six years			731,359

The following table sets forth information regarding awards granted and earned over the last three fiscal years.

Equity Awards Granted

	Fiscal	Fiscal	Fiscal
	2007	2008	2009
	(thousands)	(thousands)	(thousands)

Service-based SARs granted	1,009	1,127.7	1,545
Performance-based SARs granted(1)	0	759.8	0
Service-based RSUs granted	192	514.1	437.8

(1)	Includes SARs granted to Mr. Johnson that vest on March 27, 2012, provided that, during the four years following their grant date, (i) as to 363,670 SARs, the Company’s share price closed for thirty consecutive trading days at a price equal to or greater than $67.33, and (ii) as to 396,120 SARs, the Company’s share price closed for thirty consecutive trading days at a price equal to or greater than $80.43. Our closing share price on March 27, 2008 was $48.64. As of December 31, 2009 these market conditions had not been met.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2005 PLAN.

PROPOSAL 3:

THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The audit committee has selected KPMG LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2010. Services provided to the Company and its subsidiaries by KPMG LLP in fiscal 2008 and 2009 are described under “— Fees to Independent Registered Public Accountants for Fiscal 2008 and 2009.” Additional information regarding the audit committee is set forth in the “Audit Committee Report.”

The Company has been advised that representatives of KPMG LLP will be present at the Meeting where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

In the event shareholders do not ratify the appointment of KPMG LLP, the appointment will be reconsidered by the audit committee and the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL 2010.

Audit Committee Report

The audit committee is responsible for monitoring our financial auditing, accounting and financial reporting processes and our system of internal controls, and selecting the independent public accounting firm on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion thereon. In this context, the audit committee met regularly and held discussions with management and KPMG LLP. Management represented to the audit committee that the consolidated financial statements for the fiscal year 2009 were prepared in accordance with U.S. generally accepted accounting principles.

The audit committee hereby reports as follows:

•	The audit committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and KPMG LLP. This discussion included KPMG LLP’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	The audit committee also discussed with KPMG LLP the matters required to be discussed by the Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	KPMG LLP also provided to the audit committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with KPMG LLP the accounting firm’s independence. The audit committee also considered whether non-audit services provided by KPMG LLP during the last fiscal year were compatible with maintaining the accounting firm’s independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, which have been filed with the SEC. The audit committee also selected, subject to shareholder ratification, KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2010.

AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

Leroy T. Barnes, Jr., Chairman
Richard P. Bermingham
Murray H. Dashe
Lawrence M. Higby

Fees to Independent Registered Public Accountants for Fiscal 2008 and 2009

The following services were provided by KPMG LLP during fiscal 2008 and 2009:

	2008	2009

Audit Fees(1)	$2,941,000	$3,024,000
Audit-related fees	—	—
Tax fees(2)	$786,000	$514,000
All other fees	—	—

Total	$3,727,000	$3,538,000

(1)	Audit fees consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, and the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)	Tax fees were billed for the following services: tax compliance and international tax guidance.

Pre-Approval Policy

The audit committee has adopted pre-approval policies and procedures for audit and non-audit services which the Company’s independent auditors have historically provided. Pursuant to those policies and procedures, the Company’s external auditor cannot be engaged to provide any audit or non-audit services to the Company unless the engagement is pre-approved by the audit committee in compliance with the Sarbanes-Oxley Act of 2002. All fees and services described in the table above were pre-approved pursuant to this policy.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of the compensation and benefit programs for our executive officers identified in the “2009 Summary Compensation Table,” or the Named Executive Officers. The compensation committee of the Board of Directors, or the Committee, has responsibility for establishing, developing and implementing these programs. Compensation and employment agreements for our Chairman and Chief Executive Officer, Michael O. Johnson, are recommended by the Committee. These recommendations are then referred to the independent members of our Board of Directors for consideration and approval.

Herbalife and other consumer products companies faced a very uncertain economic environment in 2009 due to the global financial and economic crisis, the high rate of unemployment, and the low level of consumer confidence and spending. The Committee concluded that Company management performed exceptionally well by delivering growth in a very challenging environment, as reflected in several highlights:

•	Our share price increased 93% during 2009 versus 42% for an index of seven publicly traded peers whose performance is indexed in the performance graph included in our Annual Report on Form 10-K for the year ended December 31, 2009 (Avon Products, Inc., Nature’s • Sunshine Products, Inc., Tupperware Corporation, Nu Skin Enterprises Inc., USANA Health Sciences Inc., Weight Watchers International, Inc. and Mannatech, Inc.).

•	Local currency net sales increased 5.1% in 2009 over 2008.

•	Cash flow from operations increased 4.4% over 2008.

•	Volume points grew 2.1% over 2008.

In addition, results trended strongly upward in the fourth quarter setting a promising base for further improvements in 2010. The Committee’s compensation decisions reflect that conclusion.

Overall Objectives of Executive Compensation Program

As a global leader in network marketing, we operate in an environment of challenging regulatory, economic and political issues with approximately 80% of our sales generated outside of the United States. Our success depends on the leadership of highly-talented, adaptive and dedicated executives who can apply the necessary skills to operate effectively in our unique global business model. Thus, our compensation program for the Named Executive Officers provides highly-competitive rewards to executives who contribute to our success, as defined primarily by superior growth in profitability and shareholder returns.

The Committee believes that it advances shareholder interests by assembling and maintaining a high-performing management team. To promote this objective, the Committee was guided by the following underlying principles in developing our executive compensation program:

•	Our compensation program is designed to attract and encourage a long-term commitment from the talented executives necessary to support our global business and advance shareholders’ interests consistent with our mission of “changing people’s lives.”

•	Our pay should be highly competitive with the pay practices of companies that operate in related markets and require similar executive skills and capabilities.

•	A high proportion of total compensation should be at risk and tied to achievement of performance goals and improvement in shareholder value.

•	Incentive compensation should provide superior pay for superior performance that meets or exceeds the high expectations of our shareholders.

•	Incentive compensation should reflect a balanced time horizon between annual and long-term performance in order to promote sustainable growth in the value of the enterprise.

•	Long-term incentives should be provided in Company equity to encourage executives to plan and act with the perspective of shareholders in mind and to reward them for successful implementation of our growth strategy.

How Compensation is Established

In determining base salary, target annual incentives and guideline equity awards, the Committee uses the Named Executive Officers’ current level of compensation as the starting point. Our compensation decisions consider several factors, including job scope, level of capabilities and experience, internal pay relationships, the individual’s performance, and market pay data. In addition, wealth accumulation is considered when making equity grants. Variations in compensation among our executive officers reflect differences in the scope and complexity of the functions they oversee, the contribution of those functions to our overall performance, their experience and capabilities, and individual performance. Although we do not use compensation data regarding other companies as the basis for our executive compensation decisions or specifically target a percentile of compensation within our peer group, we do consider the compensation practices of our peers to obtain a general understanding of competitive compensation practices. Please refer to the discussion below under “— Peer Group” for a more detailed discussion of our use of peer group and general industry compensation data.

Independent Compensation Advisor

The Committee has retained Towers Watson, formerly Towers Perrin, a globally recognized compensation consulting firm, to assist the Committee in evaluating our executive compensation programs and in setting executive officers’ compensation. The independent compensation advisor provides an additional objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. During 2009, the advisor regularly participated in Committee meetings and advised the Committee with respect to compensation trends and best practices, plan design, competitive pay levels, consideration of individual employment or severance agreements (in the case of Messrs. Goudis and Walsh, respectively), our shareholder approved equity plan, and individual pay decisions with respect to our Named Executive Officers and other executive officers. While our advisor regularly consults with management in performing work requested by the Committee, Towers Watson did not perform any separate services for management in 2009.

Role of Executive Officers in Executive Compensation Decisions

The CEO reviews compensation data gathered from the peer group and general industry compensation surveys, considers each executive officer’s performance and makes a recommendation to the Committee on changes to base salary, annual incentive awards (except for Messrs. Goudis and Chapman, for whom incentive awards are determined by formula pursuant to each of their employment agreements) and equity awards for each executive officer other than himself. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its compensation advisor and the knowledge and experience of its members in making compensation decisions. With respect to CEO compensation, the Chair of the Committee, with input from the independent members of the Board, recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO. Once a recommendation has been established by the Committee, the CEO’s compensation is reviewed and approved in a meeting of all independent members of the Board.

Purpose of Compensation Elements and Pay Mix

The compensation and benefits program for our Named Executive Officers consists of and is designed to achieve the following:

•	Base salary is designed to appropriately reward each executive for his or her demonstrated sustained performance, capabilities and experience.

•	Annual incentive compensation is designed to focus the executives on the achievement of challenging financial and other operating objectives that should drive growth in shareholder value over the long-term.

•	Long-term equity incentive compensation in the form of SARs, that operate and provide value in a manner comparable to stock options, and RSUs, that operate and provide value like restricted stock, are designed to enable our executives to share in the value created for shareholders and to encourage successful executives to remain with the Company.

•	Other compensation and benefits, intended to complete a competitive pay package for executives, consist of:

•	Participation in broad-based and executive-level welfare benefit plans,

•	Participation in tax-qualified and nonqualified deferred compensation plans, and

•	Limited executive perquisites.

•	For Messrs. Johnson, Goudis and Chapman, severance payments in the event of termination without cause.

•	For Messrs. Johnson, Goudis and Chapman, change in control payments and benefits designed to focus them on shareholder interests when considering strategic alternatives.

The portion of total compensation that is fixed in the form of base salary and benefits is intended to provide a competitive foundation to total compensation with target annual incentive compensation and equity grant value set as a percentage of base salary and a fixed rate of pay for the work being performed by each executive. The annual compensation opportunity above base salary and limited benefits, perquisites and other personal benefits is at risk and must be earned through the achievement of annual performance goals, which represent performance expectations of the Board and management. In setting target compensation, the Committee focuses on the total compensation opportunity for the executive. Although there is no specified mix of compensation elements, the proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the ability of that position to influence overall Company outcomes. The more senior the level of the executive, the greater the percentage of pay opportunity that is variable.

Based on the compensation awarded for 2009, the mix of base salary, annual incentives and long term incentives in the total compensation of our Named Executive Officers is set forth in the following table:

	Proportional Mix of Compensation Elements
	Base Salary	Annual Incentives(1)	Long-Term Incentives(2)

Michael O. Johnson	19%	47%	34%
Desmond Walsh	30%	26%	44%
Richard Goudis	34%	25%	41%
Brett R. Chapman	35%	26%	39%
Robert Levy	32%	24%	44%

(1)	For purposes of this table, annual incentives include only annual incentive payments as disclosed in the “2009 Summary Compensation Table” below.

(2)	For purposes of this table, long-term incentives are comprised of SARs and RSUs granted in 2009, the value of which is reported in the “2009 Summary Compensation Table” below.

Base Salaries

In consideration of the economic environment and challenges facing the Company, during its annual review, the Committee supported management’s recommendation that no increases be made to the base salaries of our Named Executive Officers in 2009 from base salary levels in effect at the end of 2008.

Annual Incentive Awards

General

Our annual cash incentive plans are designed to motivate and reward the achievement of annual goals including financial and operating results that deliver value to our shareholders. The Committee establishes performance criteria for our incentive plans each year. Pursuant to the terms of their employment agreements, incentive awards for Messrs. Johnson, Goudis, and Chapman are provided under the Herbalife Executive Incentive Plan, or the EIP, which is based on the achievement of targeted Earnings Per Share, or EPS. In addition, Mr. Johnson’s agreement provides for an additional Alternative Performance Target incentive, or APT, to allow the Committee a degree of flexibility in incentivizing and rewarding him for the achievement of key strategic, as well as financial, targets. The Committee selected growth in Volume Points as the APT incentive performance measure in 2009. The annual incentive payable to each of Messrs. Johnson, Goudis and Chapman under the EIP is based solely on achievement of the EPS criteria. Volume Points were used to determine the APT portion of annual incentives for Mr. Johnson in 2009 to encourage market share growth and will be extended to other Named Executive Officers in 2010.

Other executives, including Messrs. Walsh and Levy, participate in the Herbalife Senior Management Bonus Incentive Plan, or the SMBIP. The Committee based funding for this plan on achievement of a Company Operating Profit target that is in alignment with and commensurate to the EPS target for the EIP in 2009. Operating Profit was selected as the performance measure for SMBIP because it reflects the performance of management below the few senior executives who make decisions affecting EPS. Please refer to the description of the EPS, Volume Point and Operating Profit metrics below.

Targets and Award Determination

Performance targets in the incentive plans are aligned to what we believe to be the expectations of investors at the time of the annual budget review, and for 2009 were stated in terms of EPS, Operating Profit and Volume Points. These budget figures are built from the “bottom up” based on input from operating regions regarding trends in their respective markets, including the general economic environment, consumption of our products, distributor methods of operation, and degree of risk in achieving forecasted revenue and expense levels. In addition, from time to time the Committee may authorize the payment of additional discretionary awards in recognition of an employee’s performance.

For incentive plan purposes, these performance measures are defined as follows:

•	EPS is the Company’s reported fully-diluted earnings per share calculated according to U.S. Generally Accepted Accounting Principles, then adjusted for non-recurring or exceptional items.

•	Volume Points are our weighted unit measure of an increase in product sales volume. It is a useful measure of sales volume and growth trends that excludes the impact of foreign currency fluctuations and ignores the impact from pricing changes. In general, an increase in Volume Points in a particular geographic region or country indicates an increase in our sales volume which results in an increase in our local currency net sales; a decrease in Volume Points in a particular geographic region or country indicates a decrease in our sales volume, which results in decreasing local currency net sales. Given the high contribution margin in our business model from each incremental sale, the Committee believes that Volume Point growth is a very important metric to investors.

•	Operating Profit is the Company’s net sales less expenses, including royalty payments, costs of sales and general operating expenses, adjusted for non-recurring or exceptional items.

2009 Annual Incentive Plan Performance Targets

					Results
Performance Level	Threshold	Target	Maximum	Results	-% of Target

Incentive Payout — % of Target	Discretionary	100%	106%
EPS (EIP)	$2.86	$3.18	$3.38	$3.30	104%
Volume Point Growth (%) (APT)	0.00	0.40	4.40	2.10	525%
Operating Profit (millions) (SMBIP)	N/A	$289	$308	$307	106%

The EPS threshold level was introduced in 2009 and applies only for Mr. Johnson to encourage and reward him for the Company’s achievement of challenging EPS performance targets; awards for Mr. Johnson for the Company’s achievement of EPS results between threshold and target are determined at the discretion of the Committee. Messrs. Goudis and Chapman receive incentive awards under the EIP only if EPS meets or exceeds the targeted level. Similarly, there is no incentive plan funding for SMBIP participants unless Operating Profit meets or exceeds the targeted level. Under both the EIP and SMBIP, there are no additional awards for EPS and Operating Profit results between 100% and 102.9% of target, and awards and funding are prorated in steps for results between 103% and 106%. Under his APT incentive performance measure, Mr. Johnson’s award for Volume Point growth results between threshold and target and target and maximum are prorated in similar steps.

The Committee made certain adjustments to EPS and Operating Profit used to calculate incentive awards in 2009 in order to measure Operating Profit and EPS on a basis which is consistent with the Company’s public communications to investors and analysts. Some of the adjustments had the effect of increasing EPS and Operating Profit for these purposes, while other adjustments resulted in reductions. In the aggregate, the adjustments increased EPS from the publicly reported $3.22 to $3.30 and Operating Profit from $296 million to $307 million. Additionally, the Committee established a minimum threshold in 2009 of 90% of target to provide a discretionary funding pool to reward exceptional employee performance.

Under the terms of their employment agreements, awards for Messrs. Johnson, Goudis and Chapman are calculated solely on the basis of results relative to target performance goals. The Committee does not have the ability to increase or reduce awards in the EIP on a discretionary basis. SMBIP funding determined by Operating Profit results relative to target also may not be increased or reduced by the Committee. However, under the SMBIP, the funded amount is allocated to participants based on performance to individual and group goals. As a result, total awards under SMBIP are generally below the funded amount but may not exceed it.

Messrs. Johnson, Goudis and Chapman’s target and Mr. Johnson’s maximum incentive as a percentage of their respective base salary is set forth in their respective employment agreements. Target incentives for other executives are set by the Company depending on the level of the employee’s position and the scope of the employee’s responsibilities. In keeping with our philosophy to have the proportion of variable pay increase with seniority, Mr. Johnson has significantly higher target and maximum incentive levels than other Named Executive Officers. The following table shows the incentive eligible earnings (i.e., 2009 base salary), target and maximum incentive percentages and amounts, and 2009 incentive awards for each Named Executive Officer. All 2009 awards to Named Executive Officers were based on the calculated results to target performance levels alone.

2009 Incentive Award Calculation

	Incentive	Target	Maximum	Actual Results -% of Target
	Eligible	Incentive	Incentive		Volume	Operating	Award	Award
Executive	Earnings	%	Percent	EPS	Point	Profit	%	Amount

Michael O. Johnson
Base Incentive	$1,200,000	112.50%	225%	104%	—	—	180%	$2,160,000
APT Incentive	$1,200,000	37.50%	75%	—	525%	—	64%	$768,000
TOTAL		150.00%	300%				244%	$2,928,000
Richard P. Goudis	$606,375	50%	90%	104%	—	—	75%	$454,781
Brett R. Chapman	$550,000	50%	90%	104%	—	—	75%	$412,500
Desmond J. Walsh	$575,000	50%	90%	—	—	106%	87%	$500,250
Robert Levy	$415,000	40%	60%	—	—	106%	67%	$240,700

Long Term Incentive Awards

Equity grants are intended to align executive officers’ interests with the interests of shareholders by rewarding increases in the value of our share price and enabling us to attract, motivate and retain highly qualified individuals for positions of responsibility. The Committee also believes that these long-term incentives foster long-term decision making necessary for continued success. The 2005 Plan is administered by the Committee, which has authority to grant the following types of awards to our directors, executive officers, employees and consultants: stock options, SARs, restricted stock, RSUs, other stock-based awards or any combination of these types of awards.

To frame our equity grant decisions, the Committee established guideline grant values for the Named Executive Officers in consideration of prior equity grants, individual performance, scope of job responsibilities, and competitive practices using market data compiled by Towers Watson. Using these guidelines, our Chairman and CEO proposed to the Committee equity grants for each of the Named Executive Officers other than himself. At the same time, the Committee, separately and without the involvement of the Chairman and CEO, evaluated and proposed equity grants for the Chairman and CEO to the independent members of the Board of Directors for their approval. In 2009, due to the limited number of Common Shares available under the 2005 Plan, the Company did not provide equity grants to the Named Executive Officers that met these guidelines. Instead, the Company granted equity to the Named Executive Officers that approximated the number of Common Shares covered by their 2008 equity grants.

During 2009, we awarded two forms of long term incentives to our Named Executive Officers: SARs and RSUs, both of which are time-vested. SARs provide an opportunity for executives to earn additional compensation only to the extent our share price increases over the share price on date of grant and are less dilutive to our shareholders than stock options. SARs have an exercise price equal to the closing price of our Common Shares on the applicable grant date. The right to exercise SARs vests to the executive over future years of service. Executives may exercise vested SARs at any time while employed at Herbalife and for 30 days following termination of employment other than for cause, so long as any such exercise is no later than ten years following the date of grant. At exercise, the gains on SARs are settled by issuing Common Shares. RSUs provide Common Shares that vest to the executive over future years of service, delivering stock ownership to executives and exposing them to the same gains and losses in value as are experienced by our shareholders. Upon vesting, RSUs are settled in Common Shares. Dividend equivalents are paid with respect to unvested RSUs and RSUs that have vested but whose receipt has been deferred.

In 2009, we made two types of long term incentive grants to the Named Executive Officers: an annual grant in accordance with our recent practice and a special grant to encourage long-term retention and performance. In order to achieve an appropriate balance between long-term stock ownership and incentives for growth in each of the 2009 grants, 50% of each recipient’s grant value was awarded in the form of SARs and 50% was awarded in the form of

RSUs. The number of SARs granted is calculated by dividing the grant value by the option value determined in accordance with financial accounting and disclosure rules under ASC 718 “Share Based Payments” using the closing share price on the date of grant. The number of RSUs granted is calculated by dividing the grant value by Herbalife’s closing share price on the date of grant.

The annual grant program SARs awarded to our Named Executive Officers in 2009 vest and become exercisable to the executives based upon continued Company service over three years at the rate of 20% on the first anniversary of the award, 20% on the second anniversary of the award, and 60% on the third anniversary of the award. The annual grant program RSUs awarded to our Named Executive Officers in 2009 vest based upon continued Company service over three years at the rate of 1/3 on each anniversary of award. The SARs and RSUs granted in 2009 to encourage long-term retention and performance vest over five years vest at a rate of 1/3 on each of the third, fourth and fifth anniversaries of the award.

Equity Award Grant Policy

Our annual and long term retention grants of SARs and RSUs were made to our Named Executive Officers on February 27, 2009 immediately following a meeting of the Committee (and, in the case of Mr. Johnson, a meeting of the independent members of the Board approving his awards). It is the Company’s policy to conduct its annual grant award process at a time subsequent to the release of financial results for the preceding year. We currently operate a monthly grant approval process where awards are authorized for new hires, certain selected retention situations, and to newly promoted managers other than our executive officers. All equity compensation awards to our Named Executive Officers and other executives are granted based on our equity grant policy, which was approved by the Committee. The policy provides that the exercise price of stock options and SARs granted to executives will be established as the closing share price on the date of grant.

Hedging

Company policy prohibits executives from entering into hedging transactions that would operate to lock-in the value of their equity compensation awards at specified levels.

Stock Ownership Guidelines

The Committee believes that Named Executive Officers should be shareholders and maintain significant holdings of Common Shares. Because a significant portion of each Named Executive Officer’s compensation is paid in the form of equity-based incentive compensation awards, the Committee believes that the use of ownership guidelines is an appropriate and beneficial approach to providing additional motivation to act in the long-term best interests of shareholders.

Pursuant to our policy, the CEO is encouraged to acquire and hold Common Shares with a market value equal to five times his base salary by 2013. The other Named Executive Officers are encouraged to acquire and hold Common Shares with a market value equal to two times their respective base salaries within five years of becoming a Named Executive Officer. The Committee reviews progress toward these standards annually. The Committee considers compliance with the guidelines in making new equity grants.

Benefits and Perquisites

U.S.-based employees, including the Named Executive Officers, participate in a variety of savings, health and welfare, and paid time-off benefits typically provided by competitors for the services of the Company’s employees. Health and welfare and paid time-off benefits help ensure that Herbalife has a healthy, productive and focused workforce.

In addition, our Named Executive Officers are eligible to participate in the following executive benefits and perquisites that we offer:

•	Executive Health Benefits — We value executive health and strive to support a healthy lifestyle among our Named Executive Officers. As such we provide the following executive-level welfare benefits:

•	Executive Medical Reimbursement — We provide certain senior executives with a supplemental reimbursement program to our existing medical insurance program. These reimbursement payments can be used to pay for deductibles, co-pays, and pharmacy expenses not covered by our medical insurance plan. The maximum supplemental reimbursement under this plan is $6,000 per executive per year. We also provide our executives with a gross-up payment for all income and employment taxes incurred in connection with this benefit.

•	Executive Physical — We provide our executives with an annual health screening evaluation. We have arranged services with the Executive Health Department at UCLA, although this program allows executives to use other qualified medical practitioners for the annual health screening. The services are voluntary and confidential. We provide for a reimbursement of up to $2,000 annually for each executive under this program. We also provide our executives with a gross-up payment for all income and employment taxes incurred in connection with this benefit.

•	Executive Wellness — We provide a $2,000 annual benefit to executives for the purchase of fitness training equipment, personal training services and other reasonable products or services that support physical conditioning. We provide our executives with a gross-up payment for all income and employment taxes incurred in connection with this benefit.

•	Financial Planning — We reimburse our Named Executive Officers for financial counseling and tax preparation. This benefit is intended to encourage executives to engage knowledgeable experts to assist with personal financial and tax planning, which we believe enables executives greater focus on their Company duties. The benefit for Mr. Johnson is up to $20,000 per year; the other Named Executive Officers receive a benefit of up to $15,000 per year. We also provide our executives with a gross-up payment for all income and employment taxes incurred in connection with this benefit.

•	Retirement benefits — Our Named Executive Officers participate in our tax-qualified 401(k) Plan and our Senior Executive Deferred Compensation Plan described in more detail under “— Non-Qualified Deferred Compensation Plans.” We maintain these plans for the purposes of providing a competitive benefit, allowing Named Executive Officers an opportunity to defer compensation to encourage our Named Executive Officers to save for retirement. The 401(k) plan provides an employer match on the first 1% of deferred compensation at 100%. On the next 5% of deferred compensation, the employer match is 50%. The annual maximum employee deferral is $16,500. Employer matching contributions vest 100% after two years of service.

•	Employee Stock Purchase Plan — Our Named Executive Officers are eligible to participate in our Employee Stock Purchase Plan, or the ESPP. The ESPP generally allows all U.S. based employees and officers to purchase Common Shares through payroll deductions of up to 10 percent of their annual, eligible compensation up to a maximum of $25,000 per year. The price of Common Shares purchased under the ESPP is equal to 85 percent of the fair market value of the Common Shares on the specified purchase date. We maintain the ESPP for the purpose of providing eligible employees of the Company and its subsidiaries with an opportunity to participate in the Company’s success by purchasing the Common Shares through payroll deductions.

•	Life Insurance — We provide basic life insurance coverage of two times base salary up to a maximum of $750,000 to all eligible employees. This is a fully insured benefit and is not taxable to the employee.

•	Long Term Disability — We provide long term disability coverage to all eligible employees in order to provide replacement for lost income due to extended periods of a medical related leave of absence. The benefit after 90 days of disability is 60% of base salary up to a monthly maximum of $25,000. This is a fully insured benefit plan and is not taxable to the employee.

•	Company Purchased Event Tickets — We maintain season tickets at the Staples Center and at the Home Depot Center in Southern California. Like our other employees, our Named Executive Officers have the opportunity use tickets not otherwise allocated for Company business purposes.

The Committee has decided to eliminate the practice of providing tax gross-ups for fringe benefits in 2010.

Employment Agreements

In order to attract highly qualified executives capable of leading the Company, we have previously entered into employment agreements with Mr. Johnson, Chairman and Chief Executive Officer, Mr. Goudis, Chief Operating Officer and Mr. Chapman, General Counsel and Corporate Secretary. Those agreements establish the terms and conditions for the employment relationship each executive has with the Company and specifies compensation, executive benefits, severance provisions, change in control provisions, preservation of confidential and proprietary information, non-solicitation, non-disparagement, and other conditions.

Severance and Change in Control Arrangements

As a result of these employment agreements, each of Messrs. Johnson, Goudis, and Chapman is eligible for certain benefits and payments if his employment terminates for various reasons or as a result of a change in control of the Company. The Company has provided these benefits to these three Named Executive Officers to allow them to focus on the value of strategic alternatives to shareholders without concern for the impact on their continued employment, as each of their offices is at heightened risk of turnover in the event of a change in control. Separation benefits include cash payments and other benefits in an amount the Company believes is appropriate, taking into account the time it is expected to take a separated executive to find another job. Separation benefits are intended to ease the consequences to the executive of an unexpected termination of employment. The Company requires a general release with non-compete and non-solicitation provisions in connection with the individual separation agreements.

We consider it likely that it will take more time for higher-level employees to find new employment commensurate with their prior experience, and therefore senior management generally are paid severance for a longer period. Additional payments may be approved by the Committee in some circumstances as a result of negotiation with executives, especially where the Company desires particular non-disparagement, cooperation with litigation, non-competition and non-solicitation terms.

The employment agreement for each of Messrs. Johnson, Goudis, and Chapman specifically details various provisions for benefits and cash payments in the event of a separation. Generally, these agreements provide for certain benefits upon death, disability, resignation by the executive with good reason or termination by the Company without cause.

The equity compensation awards granted to Messrs. Johnson, Goudis and Chapman contain change in control and termination provisions. In general, these arrangements provide for benefits upon a termination of such executive’s employment in connection with a change in control. Vesting of outstanding equity grants is accelerated solely upon the occurrence of a change of control. These arrangements are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact of a change in control of the Company. Based on a competitive analysis of the severance and change in control arrangements maintained by the corporations in the Herbalife Peer Group, the Committee believes that these benefits are customary among the Herbalife Peer Group for executives in similar positions as these three executives.

Please refer to the discussion below under “— Potential Payments Upon Termination or Change in Control” for a more detailed discussion of our severance and change in control arrangements.

Peer Group

We believe that it is appropriate to offer industry competitive cash and equity compensation to our senior executives in support of our objective to assemble and maintain a high performing management team. To help us evaluate our 2009 compensation, Towers Watson analyzed publicly available information, including proxy data, as well as recent market trends and certain compensation surveys as described below. Our current level of compensation for our executive officers was compared to compensation paid by an industry peer group approved by the Committee, or the Herbalife Peer Group. The criteria used to identify the Herbalife Peer Group were: (1) industry — we compete for talent with consumer product companies and general industry companies of similar size; (2) financial scope — our management talent should be similar to that of companies of a similar size in terms of revenues and market capitalization; and (3) business complexity — Herbalife operates in 75 countries around the world in a highly regulated business where 80% of its revenues are generated outside of the United States. For 2009, the Herbalife Peer Group was comprised of 16 corporations. All of the peer companies were within 50% and 200% of Herbalife annual revenues, market capitalization, or both. The Herbalife Peer Group median revenue of $2.4 billion and median market capitalization of $2.5 billion were equivalent to those of Herbalife. The Committee reviews and approves the Herbalife Peer Group annually to ensure that it remains appropriate. The following table presents the Herbalife Peer Group that was used for 2009:

		Market
	Revenue	Capitalization

Energizer Holdings Inc	$4,000	$3,968
Corn Products International Inc.	$3,890	$2,186
J.M. Smucker Co (The)	$3,758	$7,256
Del Monte Foods Co	$3,627	$2,291
United Natural Foods Inc	$3,455	$1,173
McCormick & Company Inc	$3,192	$4,804
NBTY Inc	$2,582	$2,839
Church & Dwight Co. Inc.	$2,422	$4,281
Flowers Foods Inc.	$2,415	$2,218
International Flavors & Fragrances Inc.	$2,389	$3,161
Tupperware Brands Corp	$2,162	$2,689
Perrigo Co	$2,007	$3,965
Weight Watchers International Inc.	$1,556	$2,229
Alberto-Culver Co	$1,434	$2,804
Revlon Inc.	$1,347	$819
Nu Skin Enterprises Inc.	$1,331	$1,482
Maximum	$4,000	$7,256
50th Percentile	$2,419	$2,746
Minimum	$1,331	$819
Herbalife Ltd	$2,359	$2,498

Four companies from the 2008 Peer Group were removed for 2009 and one company was added. The Committee approved removing Avon Products, Estee Lauder, and Forest Laboratories from the Peer Group because their revenues and market capitalization are significantly above 200% of those of Herbalife. Elizabeth Arden was removed because its revenue and market capitalization are significantly below 50% of that of Herbalife. United Natural Foods was added to the Peer Group because it distributes nutritional supplements and has revenue within 50% and 200% of those of Herbalife.

Towers Watson also provided the Committee with a proprietary executive compensation survey of more than 1,000 companies from a large number of industry classifications that provided summarized data on levels of base salary, target annual incentives and stock-based and other long-term incentives that are used in assessing pay levels for Named Executive Officers whose roles are not regularly maintained by the companies in the Herbalife Peer Group. Neither the Company nor the Committee was provided with the names of those companies included in the survey information. The summary data reflected pay for companies with revenues between $1.0 billion and $3.0 billion or pay that has been size-adjusted based on Herbalife’s revenue size (approximately $2.5 billion). The Committee considers pay data from the Herbalife Peer Group for Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, and General Counsel. General industry survey data was considered when evaluating total pay of Mr. Levy, the Company’s Senior Vice President, Worldwide Sales & Marketing, for whose position proxy data was not available.

Tax Implications

Section 162(m) of the Code

Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility will not be the sole factor used by the Committee in ascertaining appropriate levels or modes of compensation.

Section 280G of the Code

Section 280G of the Code disallows a company’s tax deduction for what are defined as ‘excess parachute payments’ and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments in connection with a change in control. Each of Messrs. Johnson, Goudis, and Chapman, as part of their employment agreements, would be provided with tax gross-up payments in the event their change in control payments become subject to this excise tax. The Committee believes that the provision of tax gross-up protection is appropriate and necessary for executive retention and consistent with the current practices of the Herbalife Peer Group. Please refer to the discussion under “— Potential Payments upon Termination or Change in Control” for more detail on the potential gross-up payments and lost tax deductions.

Compensation Committee Report

The Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

Lawrence M. Higby, Chairman
Richard P. Bermingham
Murray H. Dashe
Colombe M. Nicholas

Executive Officers of the Registrant

Set forth below is certain information as of the date hereof regarding each Named Executive Officer as well certain other employees of the Company.

Name	Age	Position with the Company	Officer Since

Michael O. Johnson	55	Chief Executive Officer, Director, and Chairman of the Board	2003
Desmond Walsh	53	President	2006
Richard Goudis	48	Chief Operating Officer	2004
Brett R. Chapman	54	General Counsel and Corporate Secretary	2003
Robert Levy	52	Senior Vice President, Worldwide Distributor Sales & Marketing	2008
John DeSimone	43	Chief Financial Officer	2010
Steve Henig Ph.D.	67	Chief Scientific Officer	2005

Michael O. Johnson is Chairman and Chief Executive Officer of the Company. Mr. Johnson joined the Company in April 2003 after 17 years with The Walt Disney Company, where he most recently served as President of Walt Disney International, and also served as President of Asia Pacific for The Walt Disney Company and President of Buena Vista Home Entertainment. Mr. Johnson has also previously served as a publisher of Audio Times magazine, and has directed the regional sales efforts of Warner Amex Satellite Entertainment Company for three of its television channels, including MTV, Nickelodeon and The Movie Channel. Mr. Johnson formerly served as a director of Univision Communications, Inc., a television company serving Spanish-speaking Americans and currently serves on the Board of Regents for Loyola High School of Los Angeles. Mr. Johnson received his Bachelor of Arts in Political Science from Western State College.

Desmond Walsh became the Company’s President effective January 1, 2010. Mr. Walsh joined the Company in January 2004 as Senior Vice President, Worldwide Distributor Sales and was promoted to Executive Vice President for Worldwide Operations and Sales in April 2008. From 2001 to 2004, Mr. Walsh served as the Senior Vice President of the commercial division of DMX Music. Prior to DMX Music, Mr. Walsh spent five years as Vice President and General Manager of Supercomm, Inc., a subsidiary of The Walt Disney Company. Mr. Walsh also previously served in management positions at MovieQuik Systems, a division of The Southland Corporation (now 7-Eleven) and at Commtron Corporation, a leading consumer electronics and video distribution company. Mr. Walsh received his Bachelor of Laws degree from the University of London.

Richard Goudis served as the Company’s Chief Financial Officer in 2009 and was promoted to Chief Operating Officer effective January 1, 2010. Mr. Goudis joined the Company in June 2004 as Chief Financial Officer after serving in several positions and ultimately as the Chief Operating Officer of Rexall Sundown, a Nasdaq 100 company that was sold to Royal Numico in 2000, from 1998 to 2001. After the sale to Royal Numico, Mr. Goudis had operations responsibility for all of Royal Numico’s U.S. investments, including General Nutrition Centers, Unicity International and Rexall Sundown. From 2002 to May 2004, Mr. Goudis was a partner at Flamingo Capital Partners, a firm he founded in 2002. Mr. Goudis also previously worked at Sunbeam Corporation and Pratt & Whitney. Mr. Goudis graduated from the University of Massachusetts with a degree in Accounting and he received his MBA from Nova Southeastern University.

Brett R. Chapman is General Counsel and Corporate Secretary of the Company. Mr. Chapman joined the Company in October 2003 after spending thirteen years at The Walt Disney Company, most recently as its Senior Vice President and Deputy General Counsel, with responsibility for all legal matters relating to Disney’s Media Networks Group, including the ABC Television Network, the company’s cable properties including The Disney Channel and ESPN, and Disney’s radio and internet businesses. Prior to working at The Walt Disney Company, Mr. Chapman was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Chapman received his Bachelor of Science and Master of Science in Business Administration from California State University, Northridge and his Juris Doctorate from Southwestern University School of Law.

Robert Levy is Senior Vice President, Worldwide Distributor Sales and Marketing of the Company, responsible for sales strategy, product marketing and business development, distributor services and operations, distributor marketing and training and events and promotions. Mr. Levy was promoted to this position in 2008, after spending six years as managing director of the Company’s Southeast Asia, Americas and, most recently, its South America region, responsible for all sales and marketing operations in those region. Mr. Levy joined the Company in 1994 and has served in a variety of management positions during his tenure, including overseeing the Company’s distributor training and distributor marketing functions as well as worldwide product licensing and new country openings.

John DeSimone is Chief Financial Officer of the Company effective January 1, 2010. Mr. DeSimone joined the Company in November 2007 as Senior Vice President — Finance and was promoted to the position of Senior Vice President — Finance & Distributor Operations in December 2008. From June 2004 through October 2007, Mr. DeSimone served as the Chief Executive Officer of Mobile Ventures, LLC (formerly known as Autoware, Inc.), an automotive aftermarket accessory distributor and retailer. Prior to working at Mobile Ventures, LLC, Mr. DeSimone previously served as the Controller, Vice President of Finance and Chief Financial Officer of Rexall Sundown, Inc., a multinational manufacturer and distributor of nutritional supplements and sports nutrition products that was publicly traded while Mr. DeSimone served as its Controller and Vice President of Finance. Mr. DeSimone received his Bachelor of Science in Business Administration, Accounting, from Bryant College.

Steve Henig, Ph.D. is Chief Scientific Officer of the Company. Dr. Henig joined the Company in July 2005 after spending 6 years at Ocean Spray Cranberries, Inc., as Senior Vice President, Technology and Innovation with responsibility for the company’s new products program and medical research program. Prior to working at Ocean Spray Cranberries, Inc. Dr. Henig served as Senior Vice President, Technology and Marketing services at Con Agra’s Grocery products. Dr. Henig holds a Ph.D. in food science from Rutgers University, a M.S. in food and biotechnology and a B.S. in chemical engineering from Technion-Israel Institute of Technology.

2009 Summary Compensation Table

The following table sets forth the total compensation for the fiscal years ended December 31, 2009, 2008 and 2007, of the Company’s Chairman and Chief Executive Officer, Chief Financial Officer, each of the three other most highly compensated executive officers.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position(1)	Year	($)	($)	($)(2)	($)(2)	($)(3)	($)(4)	($)

Michael O. Johnson	2009	1,200,000	—	1,197,783	921,500	2,928,000	112,782	6,360,065
Chairman and Chief	2008	1,173,847	1,500,000	8,202,560	12,850,388	3,600,000	332,757	27,659,552
Executive Officer	2007	1,100,002	—	833,175	2,293,900	2,200,000	417,248	6,844,325
Desmond Walsh	2009	575,000	—	475,177	368,622	500,250	78,551	1,997,600
Executive Vice	2008	517,885	—	440,471	427,350	450,000	63,386	1,889,092
President Worldwide Operations and Sales
Brett R. Chapman	2009	550,000	—	352,949	273,122	412,500	75,678	1,664,249
General Counsel	2008	550,000	—	343,272	326,267	543,840	30,793	1,794,172
and Corporate Secretary	2007	517,308	—	177,020	412,633	522,500	40,040	1,669,501
Richard Goudis	2009	606,375	—	414,056	320,872	454,781	66,446	1,862,530
Chief Financial	2008	588,606	—	343,272	421,547	599,583	78,581	2,031,589
Officer	2007	543,173	—	177,020	412,633	548,625	93,741	1,775,192
Robert Levy	2009	415,000	—	325,464	252,320	240,700	85,855	1,319,339
Senior Vice President, Worldwide Distributor Sales and Marketing

(1)	Position reflects the position held by each Named Executive Officer as of December 31, 2009. Certain Named Executive Officers were promoted to new positions as of January 1, 2010, as described in greater detail above under “— Executive Officers of the Registrant.”

(2)	Amounts represent the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.

(3)	Incentive plan amounts determined as more specifically discussed under “— Compensation Discussion and Analysis — Annual Incentive Awards — Targets and Determination.”

(4)	Individual breakdowns of amounts set forth in “All Other Compensation” for 2009 are as follows:

	Deferred
	Compensation					Total All
	Plan Matching		Financial Planning	Other	Tax	Other
	Contributions	Medical Plans	Services	Benefits (A)	Gross-Up (B)	Compensation
Name	$	$	$	$	$	$

Michael O. Johnson	36,000	18,548	22,505	10,015	25,714	112,782
Desmond Walsh	17,250	6,197	21,051	13,845	20,208	78,551
Brett R. Chapman	—	18,548	21,624	14,794	20,712	75,678
Richard Goudis	18,191	18,548	8,207	12.196	9,304	66,446
Robert Levy	12,450	18,548	16,875	21,436	16,546	85,855

(A)	“Other Benefits” includes Company contributions with respect to each Named Executive Officer under the Company’s Executive Long-Term Disability Plan, Executive Life Insurance Plan, Executive Health Benefits program and 401(k) Tax-Sheltered Savings Plan.

(B)	Tax gross-ups provided in connection with Financial Planning Services, Executive Health Benefits program and other de minimis perquisites.

2009 Grants of Plan-Based Awards

The following table sets forth all grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2009. For further discussion regarding the grants see “— Compensation Discussion and Analysis — Annual Incentive Awards — Long Term Incentive Awards.”

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
					Number of	Number of	or Base	Fair Value
		Estimated Future Payouts Under Non-			Shares of	Securities	Price of	of Stock and
		Equity Incentive Plan Awards			Stock or	Underlying	Option/SAR	Option/SAR
	Grant	Threshold	Target	Maximum	Units	Options/SARs	Awards	Awards(2)
Name	Date(1)	($)	($)	($)	(#)	(#)	($/sh)	($)

Michael O. Johnson		1,608,000	1,800,000	3,600,000
	2/27/2009					245,000	13.64	921,500
	2/27/2009				87,814			1,197,783
Desmond Walsh		—	287,500	517,500
	2/27/2009					97,195	13.64	368,622
	2/27/2009				34,837			475,177
Brett R. Chapman		—	275,000	495,000
	2/27/2009					72,195	13.64	273,122
	2/27/2009				25,876			352,949
Richard Goudis		—	303,188	545,738
	2/27/2009					84,695	13.64	320,872
	2/27/2009				30,356			414,056
Robert Levy		—	166,000	249,000
	2/27/2009					66,573	13.64	252,320
	2/27/2009				23,861			325,464

(1)	All equity grants reflected in this table were made under the 2005 Plan.

(2)	Computed by measuring the aggregate grant date fair value of the relevant award(s) presented in accordance with ASC Topic 718, “Compensation — Stock Compensation.” See note 9 of the notes to consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards

We have entered into employment agreements and award agreements with respect to grants made under the 2005 Plan with each of Messrs. Johnson, Chapman and Goudis, certain terms of which are summarized below. A more detailed description of payments that would be due to the Named Executive Officers in connection with certain terminations or a change in control of the Company is set forth under “— Potential Payments Upon Termination or Change in Control.”

Michael O. Johnson.  The Company and one of our subsidiaries, Herbalife International of America, Inc., or Herbalife America, entered into an executive employment agreement with Mr. Johnson effective as of March 27, 2008, or the Johnson Employment Agreement, pursuant to which he serves as the Company’s Chairman and Chief Executive Officer.

Pursuant to the Johnson Employment Agreement, Mr. Johnson currently receives an annual salary of $1,200,000. Mr. Johnson is also eligible to receive an annual cash bonus in an amount based on targets that are established annually by the Board of Directors. In addition to his salary and bonus, Mr. Johnson is also entitled to participate in or receive benefits under each benefit plan or arrangement made available to the Company’s senior executives on terms no less favorable than those generally applicable to senior executives of Herbalife America. In connection with the entry into the Johnson Employment Agreement, Mr. Johnson received a signing bonus of $1,500,000.

Brett R. Chapman.  We have also entered into an executive employment agreement with Mr. Chapman, or the Chapman Employment Agreement, effective on October 10, 2006, through our subsidiary Herbalife America. Pursuant to the Chapman Employment Agreement, Mr. Chapman serves as Herbalife America’s General Counsel and Corporate Secretary. The base salary for Mr. Chapman, effective August 20, 2007, is $550,000. Should the Company adopt an across-the-board reduction in salaries for senior executives and its Chief Executive Officer, then Mr. Chapman’s salary shall be reduced by a percentage equal to the smallest percentage reduction imposed on any senior executive or the Chief Executive Officer, but in no case shall such reduction exceed ten percent.

Mr. Chapman is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives, including the Chief Operating Officer but excluding the Chief Executive Officer, as well as the Company’s long-term incentive plan for senior executives, including the Chief Operating Officer but excluding the Chief Executive Officer. Pursuant to the Chapman Employment Agreement, should the Company achieve certain targets established by the compensation committee, Mr. Chapman shall be entitled to a target bonus of no less than 50% of his annual salary for the year in question.

Richard Goudis.  We have also entered into an executive employment agreement with Mr. Goudis, or the Goudis Employment Agreement, effective on October 24, 2006, through our subsidiary Herbalife America. Mr. Goudis currently serves as Herbalife America’s Chief Operating Officer. The base salary for Mr. Goudis, effective January 1, 2010, is $625,000. Should the Company adopt an across-the-board reduction in salaries for senior executives and its Chief Executive Officer, then Mr. Goudis’ salary shall be reduced by a percentage equal to the smallest percentage reduction imposed on any senior executive or the Chief Executive Officer, but in no case shall such reduction exceed ten percent.

Mr. Goudis is entitled to participate in the Company’s employee benefit plans and arrangements made available to the Company’s most senior executives excluding the Chief Executive Officer, as well as the Company’s long-term incentive plan for senior executives excluding the Chief Executive Officer. Pursuant to the Goudis Employment Agreement, should the Company achieve certain targets established by the compensation committee of the Board of Directors, Mr. Goudis shall be entitled to a target bonus of no less than 50% of his annual salary, which target bonus level has been increased to no less than 80% in connection with Mr. Goudis’ promotion to Chief Operating Officer.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table sets forth equity awards of the Named Executive Officers outstanding as of December 31, 2009.

	Options/Stock Appreciation Rights Awards						Stock Awards
	Number of	Number of					Number of		Market Value
	Securities	Securities					Shares		of Shares
	Underlying	Underlying					or Units of		or Units of
	Unexercised	Unexercised					Stock That		Stock That
	Options/SARs	Options/SARs	Exercise				Have Not		Have Not
	(#)	(#)	Price	Grant	Expiration		Vested(1)		Vested(2)
Name	Exercisable	Unexercisable	($)	Date	Date		(#)		($)

Michael O. Johnson	19,123		3.52	04/03/2003	04/03/2013	(3)	224,689	(7)	9,115,633
	591,185		10.56	04/03/2003	04/03/2013	(3)
	591,185		17.60	04/03/2003	04/03/2013	(3)
	591,185		24.64	04/03/2003	04/03/2013	(3)
	500,000		15.50	12/01/2004	12/01/2014	(3)
	118,750	6,250	15.00	04/27/2005	04/27/2015	(3)
	112,000	28,000	32.79	03/23/2006	03/23/2016	(3)
	58,000	87,000	40.25	05/29/2007	05/29/2017	(4)
	24,000	96,000	43.13	02/28/2008	02/28/2018	(4)
		120,000	13.64	02/27/2009	02/27/2019	(4)
		125,000	13.64	02/27/2009	02/27/2019	(5)
		363,670	48.64	03/27/2008	03/27/2015	(6)
		396,120	48.64	03/27/2008	03/27/2015	(6)
Desmond Walsh	22,500		8.02	04/03/2004	04/03/2014	(3)	44,495	(8)	1,805,162
	13,500		14.00	09/01/2004	09/01/2014	(3)
	15,000		17.00	09/01/2004	09/01/2014	(3)
	15,000		21.00	09/01/2004	09/01/2014	(3)
	15,000		25.00	09/01/2004	09/01/2014	(3)
	13,500		14.00	09/01/2004	09/01/2014	(3)
	1,000		13.00	09/01/2004	09/01/2014	(3)
	62,500		15.50	12/01/2004	12/01/2014	(3)
	23,750	1,250	15.00	04/27/2005	04/27/2015	(3)
	14,000	3,500	32.79	03/23/2006	03/23/2016	(3)
	6,448	9,670	40.25	05/29/2007	05/29/2017	(4)
	3,000	12,000	43.13	02/28/2008	02/28/2018	(4)
	3,000	12,000	38.75	06/30/2008	06/30/2018	(4)
		22,195	13.64	02/27/2009	02/27/2019	(4)
		75,000	13.64	02/27/2009	02/27/2019	(5)
Brett R. Chapman	45,833		15.50	12/01/2004	12/01/2014	(3)	33,901	(9)	1,375,364
	33,750	3,750	15.00	04/27/2005	04/27/2015	(3)
	25,200	6,300	32.79	03/23/2006	03/23/2016	(3)
	10,434	15,649	40.25	05/29/2007	05/29/2017	(4)
	4,439	17,756	43.13	02/28/2008	02/28/2018	(4)
		22,195	13.64	02/27/2009	02/27/2019	(4)
		50,000	13.64	02/27/2009	02/27/2019	(5)
Richard Goudis	10,000		8.02	06/14/2004	06/14/2014	(3)	38,527	(10)	1,563,040
	10,000		12.00	06/14/2004	06/14/2014	(3)
	10,000		16.00	06/14/2004	06/14/2014	(3)
	10,000		20.00	06/14/2004	06/14/2014	(3)
	10,000		24.00	06/14/2004	06/14/2014	(3)
	7,500		17.00	09/01/2004	09/01/2014	(3)
	7,500		21.00	09/01/2004	09/01/2014	(3)
	7,500		25.00	09/01/2004	09/01/2014	(3)
	6,750		14.00	09/01/2004	09/01/2014	(3)
	750		9.00	09/01/2004	09/01/2014	(3)
	6,750		14.00	09/01/2004	09/01/2014	(3)
	750		13.00	09/01/2004	09/01/2014	(3)
	100,000		15.50	12/01/2004	12/01/2014	(3)
	71,250	3,750	15.00	04/27/2005	04/27/2015	(3)
	25,200	6,300	32.79	03/23/2006	03/23/2016	(3)
	10,434	15,649	40.25	05/29/2007	05/29/2017	(4)
	4,439	17,756	43.13	02/28/2008	02/28/2018	(4)
	1,200	4,800	43.83	08/04/2008	08/04/2018	(4)
		22,195	13.64	02/27/2009	02/27/2019	(4)
		62,500	13.64	02/27/2009	02/27/2019	(5)
Robert Levy	14,000	3,500	32.79	03/23/2006	03/23/2016	(3)	29,441	(11)	1,194,421
	4,200	1,800	30.97	03/23/2006	03/23/2016	(3)
	6,448	9,670	40.25	05/29/2007	05/29/2017	(4)
	3,315	13,258	43.13	02/28/2008	02/28/2018	(4)
		16,573	13.64	02/27/2009	02/27/2019	(4)
		50,000	13.64	02/27/2009	02/27/2019	(5)

(1)	The number of shares includes dividend equivalent units that have accrued through December 31, 2009.

(2)	Market value based on the closing price of a Common Share on the NYSE on December 31, 2009 of $40.57.

(3)	Options vest quarterly in 20 equal installments beginning on the date that is three months from the grant date.

(4)	SARs vest annually, 20% on the first anniversary, 20% on the second anniversary and 60% on the third anniversary of the grant date.

(5)	SAR’s vest in equal installments on the third, fourth and fifth anniversary of the grant date.

(6)	These SARs were granted to Mr. Johnson in connection with his entry into the Johnson Employment Agreement in March 2008 and are referred to in this Proxy Statement as the 2008 SARs. The 2008 SARs vest on March 27, 2012, provided that, during the four years following their grant, (i) as to 363,670 SARs the Company’s share price closed for thirty consecutive trading days at a price equal to or greater than $67.33, and (ii) as to 396,120 SARs, the Company’s share price closed for thirty consecutive trading days at a price equal to or greater than $80.43. The exercise price of the 2008 SARs is $48.64 and they expire on March 27, 2015. As of December 31, 2009 these market conditions had not been met.

(7)	Consists of (i) 7,374 RSUs granted on May 29, 2007 that vest on May 29, 2010, (ii) 30,369 RSUs granted on February 28, 2008, of which 15,185 RSUs vest on February 28, 2010 and 15,184 RSUs vest on February 28, 2011, (iii) 96,275 RSUs granted on March 27, 2008, of which 41,261 vest on March 27, 2010, 41,261 RSUs vest on March 27, 2011 and 13,753 RSUs vest on March 27, 2012, (iv) 44,410 RSUs granted on February 27, 2009 that vest in equal installments on the first, second and third anniversary of the grant date and (v) 46,261 RSUs granted on February 27, 2009 that vest in equal installments on the third, fourth and fifth anniversary of the grant date. The RSUs described in (iii) are referred to in this Proxy Statement as the 2008 RSUs.

(8)	Consists of (i) 968 RSUs granted on May 29, 2007 that vest on May 29, 2010, (ii) 3,796 RSUs granted on February 28, 2008, of which 1,898 RSUs vest on February 28, 2010 and 1,898 RSUs vest on February 28, 2011, (iii) 3,760 RSUs granted on June 30, 2008, of which 1,880 vest on June 30, 2010 and 1,880 RSUs vest on June 30, 2011, (iv) 8,214 RSUs granted on February 27, 2009 that vest in equal installments on the first, second and third anniversary of the grant date and (v) 27,757 RSUs granted on February 27, 2009 that vest in equal installments on the third, fourth and fifth anniversary of the grant date.

(9)	Consists of (i) 1,567 RSUs granted on May 29, 2007 that vest on May 29, 2010, (ii) 5,616 RSUs granted on February 28, 2008, of which 2,808 RSUs vest on February 28, 2010 and 2,808 RSUs vest on February 28, 2011, (iii) 8,214 RSUs granted on February 27, 2009 that vest in equal installments on the first, second and third anniversary of the grant date and (iv) 18,504 RSUs granted on February 27, 2009 that vest in equal installments on the third, fourth and fifth anniversary of the grant date.

(10)	Consists of (i) 1,567 RSUs granted on May 29, 2007 that vest on May 29, 2010, (ii) 5,616 RSUs granted on February 28, 2008, of which 2,808 RSUs vest on February 28, 2010 and 2,808 RSUs vest on February 28, 2011, (iii) 8,214 RSUs granted on February 27, 2009 that vest in equal installments on the first, second and third anniversary of the grant date and (iv) 23,130 RSUs granted on February 27, 2009 that vest in equal installments on the third, fourth and fifth anniversary of the grant date.

(11)	Consists of (i) 969 RSUs granted on May 29, 2007 that vest on May 29, 2010, (ii) 4,193 RSUs granted on February 28, 2008, of which 2,097 RSUs vest on February 28, 2010 and 2,096 RSUs vest on February 28, 2011, (iii) 6,044 RSUs granted on February 27, 2009 that vest in equal installments on the first, second and third anniversary of the grant date and (iv) 18,235 RSUs granted on February 27, 2009 that vest in equal installments on the third, fourth and fifth anniversary of the grant date.

2009 Option Exercises and Stock Vested

The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options and the vesting of stock awards of the Named Executives Officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares		Value
	Acquired on	Realized on	Acquired on		Realized on
	Exercise	Exercise	Vesting		Vesting
Name	(#)	($)	(#)		($)

Michael O. Johnson	122,062	4,700,193	68,051		1,180,243
Desmond Walsh	—	—	5,341		129,757
Brett R. Chapman	104,583	2,875,574	4,310		89,672
Richard Goudis	—	—	5,497		106,539
Robert Levy	—	—	2,015	(1)	39,615	(1)

(1)	Amounts include 2,015 shares with a value of $39,615 that vested and the receipt of which was deferred to a future date.

2009 Non-Qualified Deferred Compensation Table

The following table sets forth all non-qualified deferred compensation of the Named Executive Officers for the fiscal year ended December 31, 2009 pursuant to the Herbalife International of America, Inc. Senior Executive Deferred Compensation Plan.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions	Earnings in	Withdrawals/	Balance at Last
	Last FY	in Last FY	Last FY	Distributions	FYE
Name	($)(1)	($)(2)	($)	($)	($)(3)

Michael O. Johnson	36,000	36,000	24,891	—	683,708
Desmond Walsh	242,250	17,250	163,521	256,629	446,409
Brett R. Chapman	—	—	—	—	—
Richard Goudis	30,318	18,191	35,600	—	170,016
Robert Levy	78,850	12,450	32,295	—	886,003

(1)	All amounts are also reported as compensation in “Salary” in the “2009 Summary Compensation Table.”

(2)	All amounts are also reported as compensation in “All Other Compensation — Deferred Compensation Plan Matching Contributions” in the “2009 Summary Compensation Table.”

(3)	The following amounts, which are included in the Aggregate Balances at Last FYE, have been included in the Summary Compensation Table of the Company’s previously filed proxy statements: $202,384 for Mr. Johnson, $215,490 for Mr. Walsh and $115,944 for Mr. Goudis.

Non-Qualified Deferred Compensation Plans.  We maintain the Herbalife Senior Executive Deferred Compensation Plan, effective January 1, 1996, or the Senior Executive Plan, which is applicable to eligible employees at the rank of Senior Vice President and higher. The Senior Executive Plan was amended and restated effective January 1, 2001.

The Senior Executive Plan is unfunded and benefits are paid from the Company’s general assets, except that the Company has contributed amounts to a “rabbi trust” whose assets will be used to pay benefits if we remain solvent, but can be reached by our creditors if we become insolvent. The Senior Executive Plan allows eligible employees, who are selected by the administrative committee that manages and administers the plan, or the Deferred Compensation Committee, to elect annually to defer up to 50% of their annual base salary and up to 100% of their annual bonus for each calendar year, or the Annual Deferral Amount. We make matching contributions, or Matching Contributions, on behalf of each participant in the Senior Executive Plan, which Matching Contributions are 100% vested at all times.

Effective January 1, 2002, the Senior Executive Plan was amended to provide that the amount of the Matching Contributions is to be determined by us in our discretion. Effective January 1, 2003, the Matching Contribution was set to 3% of a participant’s annual base salary and has remained 3% through 2009.

Each participant in the Senior Executive Plan may determine how his or her Annual Deferral Amount and Matching Contributions, if any, will be deemed to be invested by choosing among several investment funds or indices designated by the Deferred Compensation Committee. The Senior Executive Plan, however, does not require us to actually acquire or hold any investment fund or other assets to fund the Senior Executive Plan. The entire interest of each participant in the Senior Executive Plan is always fully vested and non-forfeitable.

In connection with a participant’s election to defer an Annual Deferral Amount, the participant may also elect to receive a short-term payout, equal to the Annual Deferral Amount and the Matching Contributions, if any, attributable thereto plus earnings, and shall be payable two or more years from the first day of the year in which the Annual Deferral Amount is actually deferred. As of January 2004, the Senior Executive Plan was amended to allow for deferral of the short-term payout date if the deferral is made within the time period specified therein. Subject to the short-term payout provision and specified exceptions for unforeseeable financial emergencies, a participant may not withdraw, without incurring a ten percent (10%) withdrawal penalty, all or any portion of his or her account under the Senior Executive Plan prior to the date that such participant either (1) is determined by the Deferred Compensation Committee to have incurred permanent and total disability or (2) dies or otherwise terminates employment.

Potential Payments Upon Termination or Change in Control

The information below describes certain compensation that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change in control had occurred on December 31, 2009 based upon the closing price of a Common Share on the NYSE on December 31, 2009 of $40.57, given the Named Executive Officers’ compensation and service levels as of such date. In addition to the benefits described below, upon any termination of employment, each of the Named Executive Officers would also be entitled to the amount shown in the column labeled “Aggregate Balance at Last FYE” in the “2009 Non-Qualified Deferred Compensation” table.

As of December 31, 2009, the Company had entered into employment agreements with each of Messrs. Johnson, Chapman and Goudis, as described in more detail below. In addition to the employment agreements with Messrs. Johnson, Chapman and Goudis, the Company has also entered into award agreements governing the equity-based compensation awards (including stock options, SARs and RSUs) granted to each of Messrs. Johnson, Chapman and Goudis. Other than the payments pursuant to the Senior Executive Plan, referenced above, as well payments that may be available to all employees generally, neither Mr. Walsh nor Mr. Levy is currently entitled to payments upon a termination or change in control. In 2010, the Company expects to enter into a new employment agreement with Mr. Goudis and a severance agreement with Mr. Walsh providing for severance benefits consistent with past practice.

Michael O. Johnson

Pursuant to the Johnson Employment Agreement, upon termination of Mr. Johnson’s employment by Herbalife America for Cause, or by Mr. Johnson without Good Reason, Mr. Johnson would be entitled to his then current accrued and unpaid base salary through the effective date of termination as well as 100% of any accrued and unpaid bonus for any years preceding the year of termination, but, not for the year of termination. Mr. Johnson would also be entitled to any rights that may exist in his favor to payment of any amount under any employee benefit plan or arrangement of Herbalife America, other than those set forth in the Johnson Employment Agreement, in accordance with the terms and conditions of any such employee benefit plan or arrangement.

If Mr. Johnson dies or if his employment is terminated as a result of his disability, in addition to his accrued benefits, he will be entitled to receive a pro rata bonus payment for the year of termination based on the Company’s actual results for the entire year. In addition, following a termination of employment by reason of Mr. Johnson’s death or disability, Mr. Johnson and/or his spouse will be eligible to receive retiree medical benefits until the age of

65 without regard as to whether Mr. Johnson was employed by the Company for at least four years following the effective date of the Johnson Employment Agreement.

For the term of the Johnson Employment Agreement, we provide a ten-year fixed premium term life insurance policy in the amount of $10 million. Mr. Johnson designates both the owner and beneficiary of this policy. After the expiration of the term, Mr. Johnson may elect to continue coverage under such policy at his own cost.

Upon termination of Mr. Johnson’s employment by Herbalife America without Cause, or by Mr. Johnson for Good Reason, in addition to the benefits described in the preceding paragraph, Mr. Johnson would also be entitled to an additional amount equal to two times the sum of his then-current salary and “bonus level” (defined as two times his then-current salary), which in total would be currently equal to $7,200,000 (based on Mr. Johnson’s base salary effective January 1, 2010), payable in a lump sum due within 60 days of termination. If the effective date of such termination without Cause or resignation for Good Reason occurs during a “trading blackout” or “quiet period” with respect to the Company’s Common Shares or if the Company determines, upon the advice of legal counsel, that Mr. Johnson may not trade in the Company’s Common Shares on the effective date of such termination due to his possession of material non-public information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Johnson will be paid an additional lump sum amount equal to $250,000. Mr. Johnson will also be eligible to receive outplacement services for up to six months paid for by the Company in an amount not to exceed $20,000. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Johnson must execute a general release of claims.

Upon the occurrence of a Change of Control, 50% of all unvested stock options, SARs and RSUs granted to Mr. Johnson (other than the 2008 RSUs and 2008 SARs) shall immediately vest; however, the compensation committee may, in its sole discretion, accelerate the vesting of additional stock options, SARs and RSUs upon the occurrence of a Change of Control. Should Mr. Johnson’s employment be terminated for any reason other than for Cause or resignation without Good Reason within the 90-day period preceding a Change of Control or at any time after a Change of Control, then all of his unvested stock options, SARs and RSUs (other than the 2008 RSUs and 2008 SARs) shall vest as of the effective date of the termination. If Mr. Johnson’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs (other than the 2008 RSUs and 2008 SARs) will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs (other than the 2008 RSUs and 2008 SARs) shall be forfeited upon the termination of Mr. Johnson’s employment with the Company.

The 2008 SARs are subject to full vesting acceleration upon the occurrence prior to March 17, 2012 of a Change of Control or a termination of Mr. Johnson’s employment by the Company without Cause, by Mr. Johnson for Good Reason or as a result of Mr. Johnson’s death or disability, in each case, subject to the achievement by the Company prior to such event (or, with respect to a Change of Control, as a result of such event) of an alternate price performance target. For 363,670 of the 2008 SARs, this alternate price performance target will be achieved if the Company’s share price exceeds $55.64 for a period of 30 consecutive trading days. For 396,120 of the 2008 SARs, this alternate price performance target will be achieved if the closing Company’s share price exceeds $60.82 for a period of 30 consecutive trading days.

The 2008 RSUs are subject to full vesting acceleration upon the occurrence of a “change in control” (as defined in Section 409A of the Code), as well as upon the termination of Mr. Johnson’s employment due to his death or disability. The 2008 RSUs are subject to partial vesting upon Mr. Johnson’s termination by the Company without Cause or by Mr. Johnson for Good Reason, as follows: (i) the portion of the unvested RSUs that would have become vested on the next vesting date following termination will vest, pro rata, based upon the number of months Mr. Johnson was employed between the last vesting date (or the grant date, as applicable) and the next vesting date; (ii) if the termination date is on or prior to the second anniversary of the grant date, an additional number of unvested RSUs will vest equal to 50% of the then-remaining unvested RSUs (determined after applying clause (i)); (iii) if the termination date is after the second anniversary of the grant date but on or prior to the third anniversary of the grant date, an additional number of unvested RSUs will vest equal to 75% of the then-remaining unvested RSUs (determined after applying clause (i)); and (iv) if the termination date is after the third anniversary of the grant date, all of the unvested RSUs shall vest.

In the event that Mr. Johnson becomes entitled to payments and/or benefits under the Johnson Employment Agreement that are subject to excise tax pursuant to Section 4999 of the Code, the Company shall pay Mr. Johnson additional amounts so as to bear the full burden of that excise tax. In addition, if Mr. Johnson remains employed by the Company for at least four years following the effective date of the Johnson Employment Agreement, following his subsequent termination of employment for any reason other than for Cause, Mr. Johnson and his spouse will be entitled to continued medical benefits under a Company-provided medical plan until they reach age 65.

Brett R. Chapman

Pursuant to the Chapman Employment Agreement, if Mr. Chapman is terminated by the Company without Cause or resigns for Good Reason, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount is currently equal to $1,100,000, in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Chapman with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Chapman is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Chapman is reemployed, or for a period of two years, whichever occurs first. If Mr. Chapman is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Chapman must execute a general release of claims. If the effective date of a termination without Cause or resignation for Good Reason occurs during a “trading blackout” or “quiet period” with respect to Common Shares or if the Company determines, upon the advice of legal counsel, that Mr. Chapman may not trade in Common Shares on the effective date of such termination due to his possession of material non-public information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Chapman will be paid an additional lump sum amount equal to $100,000.

Upon the occurrence of a Change of Control, 50% of all unvested stock options, SARs and RSUs granted to Mr. Chapman shall immediately vest; however, the compensation committee may, in its sole discretion, accelerate the vesting of additional stock options, SARs and RSUs upon the occurrence of a Change of Control. Should Mr. Chapman’s employment be terminated for any reason other than for Cause or resignation without Good Reason within the 90-day period preceding a Change of Control or at any time after a Change of Control, then all of his unvested stock options, SARs and RSUs shall vest as of the effective date of the termination. Except as set forth in the immediately preceding sentence, should Mr. Chapman’s employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of Mr. Chapman’s unvested stock options, SARs and RSUs shall vest immediately prior to such termination. If Mr. Chapman’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, stock appreciation rights and stock units shall be forfeited upon the termination of Mr. Chapman’s employment with the Company.

In the event that Mr. Chapman becomes entitled to payments and/or benefits under the Chapman Employment Agreement that are subject to excise tax pursuant to Section 4999 of the Code, the Company shall pay Mr. Chapman additional amounts so as to bear the full burden of that excise tax.

Richard Goudis

Pursuant to the Goudis Employment Agreement, if Mr. Goudis is terminated by the Company without Cause or resigns for Good Reason, he is entitled to be paid a lump sum amount equal to two times his then-current annual salary, which lump sum amount is currently equal to $1,250,000 (based on Mr. Goudis’ base salary effective January 1, 2010), in addition to all other accrued but unpaid entitlements. The Company will also provide Mr. Goudis with outplacement services for up to six months by a provider selected and paid for by the Company in an amount not to exceed $20,000. In the event that Mr. Goudis is qualified for and elects COBRA coverage under the Company’s health plans after a termination without Cause or a resignation for Good Reason, the Company will continue to pay its share of the cost of premiums under such plans until Mr. Goudis is reemployed, or for a period of two years, whichever occurs first. If Mr. Goudis is terminated by the Company without Cause, resigns for Good Reason, or retires, dies, or resigns as a result of a disability, he will be entitled to receive a pro rata bonus payment, at such time bonuses are paid to the Company’s other senior executives, based on the number of months worked in the applicable year. As a precondition to the Company’s obligation to pay the amounts described above, Mr. Goudis must execute a general release of claims. If the effective date of such termination without Cause or resignation for Good Reason occurs during a “trading blackout” or “quiet period” with respect to Common Shares or if the Company determines, upon the advice of legal counsel, that Mr. Goudis may not trade in Common Shares on the effective date of such termination due to his possession of material non-public information, and in each case the restriction or prohibition continues for a period of at least twenty consecutive calendar days, Mr. Goudis will be paid an additional lump sum amount equal to $125,000.

Upon the occurrence of a Change of Control, 50% of all unvested stock options, SARs and RSUs granted to Mr. Goudis shall immediately vest; however, the compensation committee may, in its sole discretion, accelerate the vesting of additional stock options, SARs and RSUs upon the occurrence of a Change of Control. Should Mr. Goudis’ employment be terminated for any reason other than for Cause or resignation without Good Reason within the 90-day period preceding a Change of Control or at any time after a Change of Control, then all of his unvested stock options, SARs and RSUs shall vest as of the effective date of the termination. Except as set forth in the immediately preceding sentence, should Mr. Goudis’s employment be terminated for any reason other than for Cause or resignation without Good Reason and at the time of such termination Mr. Michael O. Johnson is no longer serving as the Company’s Chief Executive Officer, then 50% of Mr. Goudis’s unvested stock options, SARs and RSUs shall vest immediately prior to such termination. If Mr. Goudis’s employment is terminated as a result of his death or disability, all unvested stock options, SARs and RSUs will vest as of the date of such termination. Except as set forth above, all unvested stock options, SARs and RSUs shall be forfeited upon the termination of Mr. Goudis’s employment with the Company.

In the event that Mr. Goudis becomes entitled to payments and/or benefits under the Goudis Employment Agreement that are subject to excise tax pursuant to Section 4999 of the Code, the Company shall pay Mr. Goudis additional amounts so as to bear the full burden of that excise tax.

Definitions

For the purposes of the Johnson Employment Agreement, the following terms have the following definitions:

•	The Company shall have “Cause” to terminate Mr. Johnson in the event of any of the following circumstances: (i) Mr. Johnson’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) Mr. Johnson’s substantial and repeated failure to attempt to perform his lawful duties as contemplated in the Johnson Employment Agreement, except during periods of physical or mental incapacity; (iii) Mr. Johnson’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which negligence or misconduct has a material and demonstrable adverse effect on the Company; or (iv) any material breach of the Johnson Employment Agreement or any material breach of any other written agreement between Mr. Johnson and the Company’s affiliates governing his equity compensation arrangements (i.e., any agreement with respect to Mr. Johnson’s stock and/or stock options of any of the Company’s affiliates); provided, however, that Mr. Johnson shall not be deemed to have been terminated for Cause in the case of clauses (ii), (iii) or (iv) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to Mr. Johnson of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•	Mr. Johnson will be deemed to have a “Good Reason” to terminate his employment if, without Mr. Johnson’s consent, any of the following circumstances occur, unless such circumstances are fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the Company of Mr. Johnson’s notice of intention to terminate his employment for Good Reason describing such circumstances in reasonable detail: (i) an adverse change in Mr. Johnson’s title as CEO of Herbalife America or the Company, Mr. Johnson’s involuntary removal from the Board, or failure of Mr. Johnson to be elected to the Board at any time during the term of the Johnson Employment Agreement; (ii) a substantial diminution in Mr. Johnson’s duties, responsibilities or authority for the Company, taken as a whole (except during periods when Mr. Johnson is unable to perform all or substantially all of his duties or responsibilities as a result of his illness (either physical or mental) or other incapacity); (iii) a change in location of the Company’s chief executive office to a location more than 50 miles from its current location; (iv) any other material breach of the Johnson Employment Agreement; or (v) the failure by any successor to the Company to assume in writing the Company’s obligations under the Johnson Employment Agreement. Mr. Johnson shall be deemed to have waived his rights to terminate his services hereunder for circumstances constituting Good Reason if he shall not have provided to the Company a notice of termination within sixty (60) calendar days immediately following his knowledge of the circumstances constituting Good Reason.

For the purposes of the summaries of the Chapman Employment Agreement and the Goudis Employment Agreement, the following terms have the following definitions:

•	The Company shall have “Cause” to terminate the executive in the event of any of the following acts or circumstances: (i) the executive’s conviction of a felony or entering a plea of guilty or nolo contendere to any crime constituting a felony (other than a traffic violation or by reason of vicarious liability); (ii) the executive’s substantial and repeated failure to attempt to perform the executive’s lawful duties as contemplated in the agreement, except during periods of physical or mental incapacity; (iii) the executive’s gross negligence or willful misconduct with respect to any material aspect of the business of the Company or any of its affiliates, which gross negligence or willful misconduct has a material and demonstrable adverse effect on the Company; (iv) the executive’s material violation of a Company policy resulting in a material and demonstrable adverse effect to the Company or an affiliate, including but not limited to a violation of the Company’s Code of Business Conduct and Ethics; or (v) any material breach of the executive’s agreement or any material breach of any other written agreement between the executive and the Company’s affiliates governing the executive’s equity compensation arrangements (i.e., any agreement with respect to the executive’s stock and/or stock options of any of the Company’s affiliates); provided, however, that the executive shall not be deemed to have been terminated for Cause in the case of clause (ii), (iii), (iv) or (v) above, unless any such breach is not fully corrected prior to the expiration of the thirty (30) calendar day period following delivery to the executive of the Company’s written notice of its intention to terminate his employment for Cause describing the basis therefore in reasonable detail.

•	The executive will be deemed to have a “Good Reason” to terminate his employment in the event of (i) a material diminution of Executive’s duties, (ii) the failure by any successor of the Company to assume in writing the Company’s obligations under the agreement, (iii) the breach by the Company in any respect of any of its obligations under the agreement, and, in any such case (but only if correction or cure is possible), the failure by the Company to correct or cure the circumstance or breach on which such resignation is based within 30 days after receiving notice from the executive describing such circumstance or breach in reasonable detail, (iv) the relocation of the executive’s primary office location of more than 50 miles that places the primary office farther from the executive’s residence than it was before, or (v) the imposition by the Company of a requirement that the executive report to a person other than the Chief Executive Officer of the Company or the Chairman of the Board. The executive shall not have a Good Reason to resign if the Company suspends the executive due to an indictment of the executive on felony charges, provided that the Company continues to pay the executive’s salary and benefits.

For the purposes of the summaries of the Johnson, Chapman and Goudis Employment Agreements, as well as the 2005 Plan (other than with respect to the treatment of Mr. Johnson’s 2008 RSUs):

•	a “Change of Control” means: (i) an acquisition (other than directly from the Company after advance approval by a majority of the directors comprising the Board of Directors as of the effective date of the 2005 Plan, or the incumbent board) of Common Shares or other voting securities of the Company by any person (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act), other than the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person in connection with a transaction described in clause (iii) of this definition, immediately after which such person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities; (ii) members of the incumbent board cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common shareholders, of any new director was approved by a vote of at least a majority of the incumbent board, such new director shall, for purposes of the 2005 Plan, be considered as a member of the incumbent board; or (iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a subsidiary of the Company).

The table below sets forth the estimated value of the potential payments to each of Messrs. Johnson, Chapman and Goudis, assuming the executive’s employment had terminated on December 31, 2009 and/or that a change in control of the Company had also occurred on that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments. No other Named Executive Officer is entitled to the benefits described in the table.

	Termination	Termination
	without Cause or	without Cause or	Termination	Change
	with Good Reason	with Good Reason	without Cause when	in Control
	not in connection with	in connection with	Mr. Johnson is	(without	Death or
Name	a Change of Control	a Change of Control	no longer CEO	termination)	Disability

Michael O. Johnson
Severance(1)	$7,200,000	$7,200,000	—	—	—
Bonus(2)	$2,928,000	$2,928,000	—	—	$2,928,000
Equity Acceleration(3)	$1,659,998	$16,118,975	—	$10,012,426	$16,118,975
Outplacement Service	$20,000	$20,000	—	—	—
Medical Coverage	$40,000	$40,000	—	—	$40,000
Trading Blackout Payment(4)	$250,000	$250,000	—	—	—
Excise Tax Gross-up(5)	—	—	—	—	—
Life Insurance	—	—	—	—	$10,750,000
Brett R. Chapman
Severance(1)	$1,100,000	$1,100,000	$1,100,000	—	—
Bonus(2)	$412,500	$412,500	$412,500	—	$412,500
Equity Acceleration(3)	—	$3,469,484	$1,734,742	$1,734,742	$3,469,484
Outplacement Service	$20,000	$20,000	$20,000	—	—
Medical Coverage	$40,000	$40,000	$40,000	—	—
Trading Blackout Payment(4)	$100,000	$100,000	$100,000	—	—
Excise Tax Gross-up(5)	—	—	—	—	—
Life Insurance	—	—	—	—	$750,000
Richard P. Goudis
Severance(1)	$1,250,000	$1,250,000	$1,250,000
Bonus(2)	$454,781	$454,781	$454,781	—	$454,781
Equity Acceleration(3)	—	$3,993,786	$1,996,893	$1,996,893	$3,993,786
Outplacement Service	$20,000	$20,000	$20,000	—	—
Medical Coverage	$40,000	$40,000	$40,000	—	—
Trading Blackout Payment(4)	$125,000	$125,000	$125,000	—	—
Excise Tax Gross-up(5)	—	—	—	—	—
Life Insurance	—	—	—	—	$750,000

(1)	Based on salary as of December 31, 2009.

(2)	Represents bonus amounts earned in 2009, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the “2009 Summary Compensation Table.” Per the terms of his employment agreement, as described above, upon a termination of his employment by the Company without Cause or by him with Good Reason, or due to death or disability, each of Messrs. Johnson, Chapman and Goudis is entitled to a pro rata bonus for the year in which the termination occurs based on the Company’s actual results for the entire year. Messrs. Chapman and Goudis are also entitled to a pro rata bonus upon a termination due to retirement.

(3)	Accelerated vesting of stock awards were based on the closing traded price of a Common Share on the NYSE on December 31, 2009 of $40.57, and, for stock options and SARs, the difference between $40.57 and the exercise or base price of the award.

(4)	Payment made if termination occurs during a “trading blackout” or a “quiet period” with respect to Common Shares.

(5)	If the “parachute payment” (including any termination payments and the value of accelerated equity) is greater than three times the average W-2 reported compensation for the executive for the preceding five years, then an “excise tax” is imposed on the portion of the parachute payment that exceeds one times such average W-2 reported compensation. Under the employment agreements with Messrs. Johnson, Chapman and Goudis, each executive will be entitled to reimbursement for any excise taxes imposed as well as a gross-up payment equal to any income, payroll and excise taxes payable by the executive as a result of the reimbursement for the excise taxes. For purposes of computing the excise tax and gross-up payments, base amount calculations are based on taxable wages for the years 2004 through 2008 and annualized for the year in which the executive commenced employment with the Company (if after 2002). In addition, all executives were assumed to be subject to the maximum federal and state income and other payroll taxes.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Herbalife Common Shares as of March 1, 2010, of (1) each director or director nominee, (2) each of the Named Executive Officers, (3) all directors and executive officers as a group and (4) each person or entity known to Herbalife to beneficially own more than five percent (5%) of Herbalife’s outstanding Common Shares. The Common Shares are the Company’s only class of voting securities that are issued and outstanding.

	Amount and
	Nature of	Percentage
	Beneficial	Ownership
Name of Beneficial Owner	Ownership	(1)

Non-Management Directors
Leroy T. Barnes, Jr.(2)**	50,403	*
Richard P. Bermingham(3)**	48,278	*
Pedro Cardoso**	—	—
Murray H. Dashe(4)**	7,439	*
Jeffrey T. Dunn**	—	—
Lawrence M. Higby(5)**	21,959	*
Colombe M. Nicholas(6)**	31,511	*
John Tartol(7)**	231,716	*
Named Executive Officers
Michael O. Johnson(8)**	2,817,907	4.5%
Desmond Walsh(9)**	199,054	*
Brett R. Chapman(10)**	113,199	*
Richard Goudis(11)**	387,654	*
Robert Levy(12)**	123,320	*
All Directors and Executive Officers as a Group (21 persons)	4,090,329	6.4%
Greater than 5% Beneficial Owners
BlackRock, Inc.(13)	4,796,224	8.0%
FMR LLC(14)	3,666,726	6.1%
Wellington Management Company, LLP(15)	4,879,575	8.1%

*	Less than 1%

**	c/o Herbalife International, Inc., 800 W. Olympic Blvd, Suite 406, Los Angeles, California 90015.

(1)	Applicable percentage of ownership is based upon 60,324,654 Common Shares outstanding as of March 1, 2010, and the relevant number of Common Shares issuable upon exercise of stock options or other awards which are exercisable or have vested or will be exercisable or will vest within 60 days of March 1, 2010. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Except as otherwise indicated below, to our knowledge, all persons listed above have sole voting and investment power with respect to their Common Shares, except to the extent authority is shared by spouses under applicable law.

(2)	Includes 15,625 options to purchase Common Shares, 8,169 RSUs convertible into Common Shares and 29,412 SARs equivalent to 19,710 Common Shares which are or will be exercisable and have vested or will vest within 60 days of March 1, 2010.

(3)	Includes 7,500 options to purchase Common Shares, 8,169 RSUs convertible into Common Shares and 29,412 SARs equivalent to 19,710 Common Shares which are or will be exercisable and have vested or will vest within 60 days of March 1, 2010.

(4)	Includes 14,288 SARs equivalent to 7,439 Common Shares which are or will be exercisable and have vested or will vest within 60 days of March 1, 2010.

(5)	Includes 31,605 SARs equivalent to 21,959 Common Shares which are or will be exercisable and have vested or will vest within 60 days of March 1, 2010.

(6)	Includes 6,853 RSUs convertible into Common Shares and 29,412 SARs equivalent to 19,710 Common Shares which have vested or will vest within 60 days of March 1, 2010.

(7)	Represents (i) 225 Common Shares held in custodial accounts for the benefit of Mr. Tartol’s three children of which Mr. Tartol disclaims beneficial ownership of 75 Common Shares except to the extent of his pecuniary interest therein; (ii) 53,130 Common Shares held by the Tartol Enterprises Profit Sharing Plan, for which Mr. Tartol is the trustee; and (iii) 178,361 Common Shares held by Carhill Holdings, Inc., a corporation for which Mr. Tartol acts as a consultant only, and accordingly, disclaims beneficial ownership of such Common Shares.

(8)	Includes 2,417,678 options to purchase Common Shares, 71,249 RSUs convertible into Common Shares and 194,000 SARs equivalent to 31,293 Common Shares which are or will be exercisable and have vested or will vest within 60 days of March 1, 2010.

(9)	Includes 183,000 options to purchase Common Shares, 4,636 RSUs convertible into Common Shares and 34,762 SARs equivalent to 6,154 Common Shares which are or will be exercisable and have vested or will vest within 60 days of March 1, 2010.

(10)	Includes 83,333 options to purchase Common Shares, 8,922 RSUs convertible into Common Shares and 50,526 SARs equivalent to 8,407 Common Shares which are or will be exercisable and have vested or will vest within 60 days of March 1, 2010.

(11)	Includes 262,500 options to purchase Common Shares, 5,547 RSUs convertible into Common Shares and 51,726 SARs equivalent to 8,344 Common Shares which are or will be exercisable and have vested or will vest within 60 days of March 1, 2010.

(12)	Includes 63,000 options to purchase Common Shares, 9,802 RSUs convertible into Common Shares and 35,767 SARs equivalent to 6,314 Common Shares which are or will be exercisable and have vested or will vest within 60 days of March 1, 2010.

(13)	The information regarding the beneficial ownership of Blackrock, Inc. is based on the Schedule 13G filed with the SEC by Blackrock, Inc. on January 29, 2010. The address for Blackrock, Inc. is 40 East 52nd Street, New York, New York 10022.

(14)	The information regarding the beneficial ownership of FMR LLC is based on the Schedule 13G filed with the SEC by FMR LLC, on February 16, 2010. The address for FMR LLC is 82 Devonshire Street, Boston, Massachusetts 01209.

(15)	The information regarding the beneficial ownership of Wellington Management Company, LLP is based on the Schedule 13G/A filed with the SEC by Wellington Management Company, LLP on February 12, 2010. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has several written policies applicable to the review and approval of related party transactions. Pursuant to the Audit Committee Charter, any related party transaction in which a director has an interest must be reviewed and approved by the audit committee. The Company’s Conflicts of Interest Policy generally prohibits any Company employee from conducting any activity that is or could be construed as a conflict with the Company’s interests or as an interference with the employee’s duty to serve the Company at all times to the best of his or her ability. Pursuant to that policy, any related party transaction involving employees, including executive officers, be reviewed and approved by both the Company’s legal and internal audit departments.

Registration Rights Agreement

Michael O. Johnson, our Chairman and Chief Executive Officer, is a party to a registration rights agreement with the Company. If we at any time propose to register any Company securities under the Securities Act of 1933, as amended, or the Securities Act, for sale to the public, in certain circumstances, Mr. Johnson, may require us to include his shares in the securities to be covered by the registration statement. Such registration rights are subject to customary limitations specified in the agreement.

Indemnification of Directors and Officers

The Memorandum and Articles of Association provide that, to the fullest extent permitted by the Companies Law (2009 Revision), or the Statute, every director, agent or officer of the Company shall be indemnified out of the assets of the Company against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own willful misconduct. To the fullest extent permitted by the Statute, such director, agent or officer shall not be liable to the Company for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.

The Company is a Cayman Islands exempted limited liability company. As such, it is governed by the laws of the Cayman Islands with respect to the indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Memorandum and Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or willful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company or (c) any claims or rights of action to recover any gain, personal profit or other advantage to which the director or officer is not legally entitled.

The Company has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under the Memorandum and Articles of Association. These indemnity agreements generally provide that the Company will indemnify the parties thereto to the fullest extent permitted by law.

In addition to the indemnification provisions set forth above, the Company maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act, that might be incurred by any director or officer in his capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to managers, officers or persons controlling us pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of equity securities of the Company. Directors, officers and greater-than-ten-percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them. To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from the Company’s directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were complied with on a timely basis for fiscal year 2009, except for the failure of Patricio Cuesta to file an Initial Statement of Beneficial Ownership on or prior to May 9, 2009. The report was filed on July 29, 2009.

“Householding” of Proxy Materials.

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for certain proxy materials with respect to two or more shareholders sharing the same address by delivering a single set of these proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your Common Shares are held in a brokerage account or the Company if you hold Common Shares directly. You can notify the Company by sending a written request to Herbalife Ltd., c/o Herbalife International, Inc., Assistant Corporate Secretary, 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015, or by calling the Assistant Corporate Secretary at (213) 745-0500. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to the Meeting, you should follow the instructions to request such materials included in the Notice of Internet Availability of Proxy Materials that was sent to you.

Shareholder Nominations

Your attention is drawn to Articles 73 to 76 of the Memorandum and Articles of Association in relation to the requirements applicable to any shareholder who wishes to nominate a person for election as a director.

For such nomination to be properly brought before an annual general meeting by a shareholder, a shareholder notice addressed to the Corporate Secretary must have been delivered to or mailed and received at the registered offices of the Company or such other address as the Corporate Secretary may designate not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the date of such meeting.

The notice to the Corporate Secretary must set forth (a) as to each person whom the shareholder proposes to nominate, all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if appointed, and (b) as to the shareholder giving the notice (i) the name and address of such shareholder, as they appear on the register of members, (ii) the class and number of Common Shares that are owned beneficially and/or of record by such shareholder, (iii) a representation that the shareholder is a registered holder of Common Shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the

Company’s outstanding share capital required to approve or elect the nominee for appointment and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. No person nominated by a shareholder shall be eligible for election as a director of the Company unless nominated in accordance with these procedures.

Shareholder Proposals for the 2011 Annual General Meeting

Pursuant to the Memorandum and Articles of Association, for a shareholder to bring a matter before the 2011 annual general meeting, the business must be legally proper and written notice of shareholder proposal must have been filed with the Corporate Secretary of the Company not less than 90 days prior to the date of the meeting, or not later than the 10th day following the date of the first public announcement of the date of such meeting, whichever is later, nor more than 120 days prior to the meeting. For notice to be proper, it must set forth: (i) the name and address of the shareholder who intends to make the proposal as it appears in the Company’s records, (ii) the class and number of Common Shares of the Company that are owned by the shareholder submitting the proposal and (iii) a clear and concise statement of the proposal and the shareholder’s reasons for supporting it. If the Chairman of the meeting determines that any such proposed business has not been properly brought before the meeting, he shall declare such business out of order, and such business shall not be conducted at the meeting.

Shareholders interested in submitting a proposal for inclusion in the proxy statement and form of proxy for the 2011 annual general meeting of shareholders may do so by following the procedures prescribed in SEC Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, notice of shareholder proposals must be received by the Company’s Corporate Secretary no later than November 16, 2010. Proposals should be sent to Corporate Secretary, Herbalife Ltd., c/o Herbalife International, Inc., 800 W. Olympic Blvd., Suite 406, Los Angeles, CA 90015.

Codes of Business Conduct and Ethics and Principles of Corporate Governance

Our Board of Directors has adopted a corporate Code of Business Conduct and Ethics applicable to our directors, officers, including our principal executive officer, principal financial officer and principal accounting officer, and employees, as well as Principles of Corporate Governance, in accordance with applicable rules and regulations of the SEC and the NYSE. Each of our Code of Business Conduct and Ethics and Principles of Corporate Governance are available on our website at www.herbalife.com by following the links through “Investor Relations” to “Corporate Governance,” or in print to any shareholder who requests it, as set forth below under “Annual Report, Financial and Additional Information.”

Any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics requiring disclosure under applicable rules with respect to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller will be posted on the Company’s website at www.Herbalife.com.

Annual Report, Financial and Additional Information.

The Annual Financial Statements and Review of Operations of the Company for fiscal year 2009 can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. A copy of the Company’s Annual Report on Form 10-K will be made available with and, to each shareholder of record on the Record Date who requests such materials, mailed concurrently with, this Proxy Statement.

The Company’s filings with the SEC are all accessible by following the links to “Investor Relations” and “SEC Filings” on the Company’s website at www.herbalife.com. The Company will furnish without charge a copy of its SEC filings to any person requesting in writing and stating that he or she is a beneficial owner of Common Shares. In addition, the Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules thereto, and the other documents referenced herein as available to shareholders upon request, to any person requesting in writing and stating that he or she is the beneficial owner of Common Shares of the Company.

Requests and inquiries should be addressed to:

Investor Relations
Herbalife Ltd.
c/o Herbalife International, Inc.
800 W. Olympic Blvd.
Suite 406
Los Angeles, California 90015

OTHER MATTERS

The management of the Company knows of no other business to be presented at the Meeting. If, however, other matters properly come before the Meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their best judgment.

By Order of the Board of Directors

BRETT R. CHAPMAN
General Counsel and Corporate Secretary

Dated: March 15, 2010

APPENDIX A

HERBALIFE LTD.
PROPOSED AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

HERBALIFE LTD.
2005 STOCK INCENTIVE PLAN

1.  Purpose.  The purpose of this Herbalife Ltd. 2005 Stock Incentive Plan (the “Plan”) is to enable Herbalife Ltd. (the “Company”) to attract, motivate, reward and retain its directors, officers, employees and consultants, and to further align the interests of such persons with those of the stockholders of the Company by providing for or increasing the proprietary interest of such persons in the Company.

2.  Definitions.  As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Award” means a grant of an Option, a Stock Appreciation Right, Restricted Stock, a Stock Unit, a Performance Unit, or a Dividend Equivalent granted to a Participant pursuant to the provisions of the Plan.

(b) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Committee evidencing the grant of each Award.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means the first to occur of:

(i) an acquisition (other than directly from the Company after advance approval by a majority of the Incumbent Board) of Common Shares or other voting securities of the Company by any “person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), other than the Company, any Subsidiary, any employee benefit plan of the Company or any Subsidiary, or any person in connection with a transaction described in clause (iii) of this Section 2(d), immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then outstanding Common Shares or the combined voting power of the Company’s then outstanding voting securities;

(ii) the individuals who, as of the Effective Date, are members of the Board (the “Incumbent Board”), cease for any reason during any 24-month period to constitute at least a majority of the members of the Board; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of the Plan, be considered as a member of the Incumbent Board; or

(iii) the consummation of: (A) a merger, consolidation or reorganization with or into the Company, unless the voting securities of the Company, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the entity resulting from such merger or consolidation or reorganization in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation or reorganization; (B) a complete liquidation or dissolution of the Company; or (C) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.

(f) “Committee” means the Compensation Committee of the Board.

(g) “Common Shares” means the Company’s common shares, par value $.001, subject to adjustment as provided in Section 12.

(h) “Dividend Equivalent” means an Award granted to a Participant pursuant to Section 11.

(i) “Fair Market Value” means, as of any date, the closing price for a Common Share reported for that date by the New York Stock Exchange (or such other stock exchange or quotation system on which such shares are then listed or quoted) or, if no Common Shares are traded on the New York Stock Exchange (or such other stock exchange or quotation system) on the date in question, then for the next preceding date for which such shares traded on the New York Stock Exchange (or such other stock exchange or quotation system). In the event that the Common

Shares are not listed or quoted on any stock exchange or quotation system, the Fair Market Value shall be determined by the Committee in its sole discretion in a manner consistent with Section 409A of the Code.

(j) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(k) “Option” means an Incentive Stock Option and/or a stock option that is not intended to qualify as an Incentive Stock Option, in each case, granted pursuant to Section 7.

(l) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.

(m) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria.

(n) “Performance Unit” means a bonus opportunity awarded under Section 10 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(o) “Prior Plan” means the Company’s 2004 Stock Incentive Plan.

(p) “Restricted Stock” means Common Shares granted pursuant to Section 9.

(q) “Stock Unit” means an Award granted to a Participant pursuant to Section 9, pursuant to which Common Shares may be issued in the future.

(r) “Stock Appreciation Right” means a right granted pursuant to Section 8 that entitles the Participant to receive, in cash or Common Shares or a combination thereof, as determined by the Committee, an amount equal to or otherwise based on the excess of (i) the Fair Market Value of a specified number of Common Shares at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.

(s) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Committee in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(t) “Substitute Awards” means Awards granted or Common Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

3.  Eligibility.  Any person who is a current or prospective director, officer or employee (within the meaning of Section 303A.08 of the New York Stock Exchange Listed Company Manual) of the Company or of any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. In addition any person who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Committee for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary.

4.  Effective Date and Termination of Plan.  This Plan was adopted by the Board as of September 23, 2005, and it will become effective (the “Effective Date”) when it is approved by the Company’s stockholders, which approval must be obtained within twelve (12) months of the adoption of this Plan. No Awards shall be granted pursuant to the Plan after the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5.  Effect on Prior Plan.  On and after the Effective Date, no further grants or awards shall be made under the Prior Plan. Grants and awards made under the Prior Plan before the Effective Date, however, shall continue in effect in accordance with their terms.

6.	Shares Subject to the Plan and to Awards

(a) Aggregate Limits.  The aggregate number of Common Shares issuable pursuant to all Awards shall equal 4,700,000, plus (i) any Common Shares that were authorized for issuance under the Prior Plan that, as of the Effective Date, remain available for issuance under the Prior Plan (not including any Common Shares that are subject to, as of the Effective Date, outstanding awards under the Prior Plan or any Common Shares that prior to the Effective Date were issued pursuant to awards granted under the Prior Plan) and (ii) any Common Shares subject to awards granted under the Prior Plan that are terminated, expire unexercised, forfeited or settled in cash. Any Common Shares granted as Options or Stock Appreciation Rights shall be counted against this limit as one (1) share for every one (1) share granted. Any Common Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as one and one-half (1.5) shares for every one (1) share granted. The aggregate number of Common Shares available for grant under this Plan, the number of Common Shares subject to outstanding Awards, and the number of Common Shares set forth in the proviso of the preceding sentence shall be subject to adjustment as provided in Section 12. The Common Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares.  Common Shares subject to an Award or to an award under the Prior Plan that are terminated, expire unexercised, forfeited or settled in cash shall be available for subsequent Awards under this Plan. Any Common Shares that again become available for grant pursuant to this Article 6 shall be added back as one (1) Common Share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under the Prior Plan, and as one and one-half (1.5) Common Shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under the Prior Plan. Shares subject to Options or Stock Appreciation Rights that are exercised shall not be available for subsequent awards. The following transactions involving Common Shares will not result in additional Common Shares becoming available for subsequent Awards under this Plan: (i) Common Shares tendered or withheld in payment of an Option; (ii) Common Shares withheld or tendered for taxes; (iii) Common Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right; or (iv) Common Shares repurchased on the open market with the proceeds of an Option exercise.

(c) Substitute Awards.  Substitute Awards shall not reduce the Common Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Common Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees, directors or consultants of such acquired or combined company before such acquisition or combination.

(d) Tax Code Limits.  The aggregate number of Common Shares subject to Awards granted under this Plan during any calendar year to any one Participant shall not exceed 1,250,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code. The aggregate number of Common Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 4,000,000, which number shall be calculated and adjusted pursuant to Section 12 only to the extent that such calculation or adjustment will not affect the status of any Option intended to qualify as an “incentive stock option” under Section 422 of the Code. The maximum amount payable pursuant to that portion of a Performance Unit granted under this Plan for any calendar year to any Participant that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed $5,000,000.

7.  Options.  Options may be granted at any time and from time to time to Participants selected by the Committee. No Participant shall have any rights as a stockholder with respect to any Common Shares subject to Option hereunder until such shares have been issued. Each Option shall be evidenced by an Award Agreement. Options granted pursuant to the Plan may, but need not be identical; provided that each Option must contain and be subject to the following terms and conditions:

(a) Purchase Price.  The purchase price under each Option shall be established by the Committee; provided that in no event will the purchase price be less than the Fair Market Value of a Common Share on the date of grant, except for Options granted to an employee of a company acquired by the Company in assumption and substitution of options held by such employee at the time such company is acquired.

(b) Payment of Purchase Price.  Unless otherwise provided for by the Committee and set forth in the applicable Award Agreement, the purchase price of any Option may be paid (i) in cash, (ii) by the delivery, either actually or by attestation, of previously owned Common Shares or (iii) by a combination the foregoing. In addition, the purchase price may be paid through such cashless exercise procedures permitted and established by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the Common Shares issuable under an Option, the delivery of previously owned Common Shares and withholding of Common Shares otherwise deliverable upon exercise.

(c) Option Vesting.  The Committee shall have the right to make the timing of the ability to exercise any Option subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee.

(d) Option Term.  Each Option shall expire within a period of not more than ten (10) years from the date of grant.

(e) Termination of Employment.  The Award Agreement evidencing the grant of each Option shall set forth the terms and conditions applicable to such Option upon a termination or change in the status of the employment or service of the Participant with the Company or a Subsidiary, which shall be as the Committee may, in its discretion, determine.

(f) Incentive Stock Options.  Notwithstanding anything to the contrary in this Section 7, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10% of the combined voting power of all classes of stock of the Company (a “10% Shareholder”), the purchase price of such Option must be at least 110% of the Fair Market Value of a Common Share on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 7 to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be nonqualified stock options) to the extent that either (i) the aggregate Fair Market Value of the Common Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (ii) such Options remain exercisable and unexercised for more than three (3) months following a termination of employment (or such other period of time provided in Section 422 of the Code).

(g) No Repricing without Shareholder Approval.  Other than in connection with a change in the Company’s capitalization (as described in Section 12), the Company may not, without the approval of stockholders, “reprice” any Options. For purposes of this Plan, the term “reprice” means reducing the exercise price of outstanding Options or canceling outstanding Options with a purchase price in excess of Fair Market Value in exchange for cash, new Options with a lower exercise price or other Awards.

8.  Stock Appreciation Rights.  Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards or not in conjunction with other Awards. The provisions of Stock Appreciation Rights may, but need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before the exercise or expiration of such Option. All Stock Appreciation Rights under the Plan shall be subject to the same terms and conditions applicable to Options (as set forth in Section 7), including no repricing; provided, however, that Stock Appreciation Rights granted in tandem with a previously granted Option shall be subject to the terms and conditions of such Option. Subject to the provisions of Section 7, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate, including, but not limited to, a limit on the amount payable with respect to any Stock Appreciation Right. Stock Appreciation Rights may be settled in Common Shares, cash, or combination thereof, as determined by the Committee.

9.  Restricted Stock and Stock Units.  Restricted Stock and Stock Units may be granted at any time and from time to time to Participants selected by the Committee. Restricted Stock is an award of Common Shares the issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Stock Units are Awards denominated in units of Common Shares under which the issuance of Common Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate. Each grant of Restricted Stock and Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Committee, the value of each Stock Unit will be equal to one Common Share. Restricted Stock and Stock Units granted pursuant to the Plan may, but need not be identical, but each grant of Restricted Stock and Stock Units must contain and be subject to the following terms and conditions:

(a) Number of Shares Subject to Award.  Each Award Agreement evidencing a grant of Restricted Stock or Stock Units shall contain provisions regarding the number of Common Shares or Stock Units subject to such Award or a formula for determining such number and restrictions on the transferability of the shares or units. Common Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case, as the Committee may provide.

(b) Form of Payment.  To the extent determined by the Committee, Stock Units may be satisfied or settled in Common Shares, cash or a combination thereof.

(c) Section 83(b) Election.  The Committee may provide in an Award Agreement for an agreement between the Company and the holder of an Award of Restricted Stock as to whether or not such holder will be permitted to make an election under Section 83(b) of the Code with respect to the unvested Common Shares subject to the Award.

(d) Vesting.  The grant, issuance, retention, vesting and/or settlement of shares subject to Awards of Restricted Stock and Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain, vesting and/or settlement of such shares subject to Awards of Restricted Stock and under Stock Units subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee; provided that in no event shall the grant, issuance, retention, vesting and/or settlement of shares under Restricted Stock or Stock Unit Awards that is based on performance criteria be subject to a performance period of less than one (1) year. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Stock or Stock Unit is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, vesting and/or settlement of any Restricted Stock or Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(e) Discretionary Adjustments and Limits.  Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Common Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced, but not increased, by the Committee on the basis of such further considerations as the Committee shall determine.

(f) Voting Rights.  Unless otherwise determined by the Committee: (i) Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction and (ii) Participants shall have no voting rights with respect to Common Shares underlying Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(g) Dividends and Distributions.  Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares, unless determined otherwise by the Committee. Any such dividends or distributions will be subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed.

(h) Termination of Employment.  The Award Agreement evidencing the grant of an Award of Restricted Stock or Stock Units shall set forth the terms and conditions applicable to such Award upon a termination or change in the status of the employment or service of the Participant with the Company or a Subsidiary, which shall be as the Committee may, in its discretion, determine.

10.  Performance Units.  Each Performance Unit Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria. Performance Units granted pursuant to the Plan may, but need not be identical, but each grant of Performance Units must contain and be subject to the following terms and conditions:

(a) General.  The Committee shall determine and set forth in an Award Agreement provisions regarding: (i) the target and maximum amount payable to the Participant under the Performance Unit Award, (ii) restrictions on the alienation or transfer of the Performance Unit or Common Shares subject thereto prior to actual payment and (iii) forfeiture provisions.

(b) Performance Criteria.  The Committee shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under a Performance Unit, which criteria may be based on financial performance and/or personal performance evaluations. The Committee shall also establish the term of the performance period as to which performance shall be measured for determining the amount of any payment, which shall not be less than one year, except, in either case, in the event of the Participant’s death or disability or a Change of Control. Notwithstanding anything to the contrary herein, the performance criteria for any portion of a Performance Unit that is intended by the Committee to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Performance Unit is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, vesting and/or settlement of any Performance Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(c) Timing and Form of Payment.  The Committee shall determine the timing of payment of any Performance Unit. Payment of the amount due under a Performance Unit may be made in cash, in Common Shares or a combination thereof, as determined by the Committee. The Committee may provide for or, subject to such terms and conditions as the Committee may specify, may permit a Participant to elect for the payment of any Performance Unit to be deferred to a specified date or event.

(d) Discretionary Adjustments.  Notwithstanding satisfaction of any performance goals, the amount paid under a Performance Unit on account of either financial performance or personal performance evaluations may be reduced by the Committee on the basis of such further considerations, as the Committee shall determine.

11.  Dividend Equivalents.  Dividend Equivalents may be granted to Participants independently or in tandem with any Award other than an Option or Stock Appreciation Right. Dividend Equivalents are payable in cash, Common Shares, or Stock Units in an amount equivalent to the dividends that would have been paid on Common Shares had the shares been outstanding from the date an Award was granted. Dividend Equivalents may be granted with conditions as determined by the Committee, including that such amounts (if any) shall be deemed to have been reinvested in additional Common Shares, and shall be evidenced by an Award Agreement.

12.	Adjustment of and Changes in the Stock

(a) In the event that the number of Common Shares of the Company shall be increased or decreased through a reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend (other than regular, cash dividends), or otherwise, each Common Share of the Company which has been authorized for issuance under the Plan, whether such share is then currently subject to or may become subject to an Award under the Plan, as well as the per share limits set forth in Section 6 of this Plan, shall be proportionately adjusted by the Committee to reflect such increase or decrease. The terms of any outstanding Award shall also be adjusted by the Committee as to price, number of Common Shares subject to such Award and other terms to reflect the foregoing events.

(b) Subject to Section 13, in the event there shall be any other change in the number or kind of outstanding Common Shares of the Company, or any stock or other securities into which such Common Shares shall have been changed, or for which it shall have been exchanged, whether by reason of a change of control, other merger, consolidation or otherwise, the Committee shall, in its sole discretion, determine the appropriate adjustment, if any, to be effected. Notwithstanding anything to the contrary herein, any adjustment to Options granted pursuant to this Plan intended to qualify as Incentive Stock Options shall comply with the requirements, provisions and restrictions of the Code.

(c) No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12. In case of any such adjustment, the shares subject to the Award shall be rounded down to the nearest whole share.

13.  Effect of a Change of Control.  Unless otherwise provided for under the terms of a transaction constituting a Change of Control, the Committee may, through an Award Agreement or otherwise, provide that any or all of the following shall occur in connection with a Change of Control, or upon termination of the Participant’s employment following a Change of Control: (a) the acceleration of the vesting and, if applicable, exercisability of any outstanding Award, or portion thereof, or the lapsing of any conditions of restrictions on or the time for payment in respect of any outstanding Award, or portion thereof, (b) the substitution for Common Shares subject to any outstanding Award, or portion thereof, stock or other securities of the surviving corporation or any successor corporation to the Company, or a parent or subsidiary thereof, in which event the aggregate purchase or exercise price, if any, of such Award, or portion thereof, shall remain the same, (c) the conversion of any outstanding Award, or portion thereof, into a right to receive cash or other property upon or following the consummation of the Change of Control in an amount equal to the value of the consideration to be received by holders of Common Shares in connection with such transaction for one Common Share, less the per share purchase or exercise price of such Award, if any, multiplied by the number of Common Shares subject to such Award, or a portion thereof, and/or (d) the cancellation of any outstanding and unexercised Awards upon or following the consummation of the Change of Control. Any actions or determinations of the Committee pursuant to this Section 13 may, but need not be uniform as to all outstanding Awards, and the Committee may, but need not treat all holders of outstanding Awards identically.

14.	Qualifying Performance-Based Compensation

(a) General.  The Committee may specify that the grant, retention, vesting, of issuance any Award, or the amount to be paid out under any Award, be subject to or based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. Notwithstanding satisfaction of any performance goals, the number of Common Shares issued or the amount paid under an Award may, to the extent specified in the Award Agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(b) Qualifying Performance Criteria.  For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee: (i) cash flow (before or after dividends), (ii) earnings per share (including earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital (including return on total capital or return on invested capital), (vii) return on assets or net assets, (viii) market capitalization, (ix) economic value added, (x) debt leverage (debt to capital), (xi) revenue, (xii) income or net income, (xiii) operating income, (xiv) operating profit or net operating profit, (xv) operating margin or profit margin, (xvi) return on operating revenue, (xvii) cash from operations, (xviii) operating ratio, (xix) operating revenue, or (xx) customer service. To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Forms 10-K or 10-Q for the applicable year.

15.  Transferability.  Unless the Committee specifies otherwise, each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option and Stock Appreciation Right granted hereunder shall be exercisable only by the Participant during his or her lifetime. Notwithstanding anything herein to the contrary, in no event with Options or Stock Appreciation Rights be transferable for value or consideration.

16.  Compliance with Laws and Regulations.  This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body, which the Committee shall determine to be necessary or advisable. No Option shall be exercisable and no shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the shares underlying such Award is effective and current or the Company has determined that such registration is unnecessary. In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of such Award to comply with applicable foreign law.

17.  Withholding.  To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Common Shares, make any payment or to recognize the transfer or disposition of Common Shares until such obligations are satisfied. The Committee may permit these obligations to be satisfied by having the Company withhold a portion of the Common Shares that otherwise would be issued to the Participant in connection with the Award, or by the Participant tendering (either actually or by attestation) Common Shares previously acquired.

18.	Administration of the Plan

(a) Committee of the Plan.  The Plan shall be administered by the Committee which shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself; provided, however, that (i) with respect to any Award that is intended to satisfy the conditions of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the term “Committee” shall refer to a committee of two or more “non-employee directors” as determined for purposes of applying Exchange Act Rule 16b-3; and (ii) with respect to any Award that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, the term “Committee” shall refer to a committee of two or more “outside directors” as determined for purposes of applying Section 162(m) of the Code. Subject to the provisions of Section 16 of the Exchange Act and Section 162(m) of the Code, any power of the Committee may also be exercised by the Board. The Compensation Committee may by resolution authorize one or more officers of the Company to perform any or all things that the Committee is authorized and empowered to do or perform under the Plan; provided, however, that the resolution so authorizing such officer or officers shall specify the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer.

(b) Powers of Committee.  Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Common Shares subject to Awards and the exercise or purchase price of such Common Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including a Change of Control), or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to determine the extent to which adjustments are required pursuant to Section 12; (vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in if the Committee, in good faith, determines that it is necessary to do so in light of extraordinary circumstances and for the benefit of the Company; (viii) to approve corrections in the documentation or administration of any Award; and (ix) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Committee may, in its sole and absolute discretion, without amendment to the Plan, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate and, except as otherwise provided herein, adjust any of the terms of any Award. The Committee may also (A) accelerate the date on which any Award granted under the Plan becomes exercisable or (B) accelerate the vesting date or waive or adjust any condition imposed hereunder with respect to the vesting or exercisability of an Award, provided that the Committee, in good faith, determines that such acceleration, waiver or other adjustment is necessary or desirable in light of extraordinary circumstances.

(c) Determinations by the Committee.  All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award.

19.  Amendment of the Plan or Awards.  The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan; provided that, except as provided pursuant to the provisions of Sections 13 and 14, to the extent necessary under any applicable law, regulation or New York Stock Exchange or other applicable listing requirement, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law, regulation or New York Stock Exchange or other applicable listing requirement. In addition, no amendment or alteration to the Plan or an Award or Award Agreement shall be made that would materially impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20.  No Liability of Company.  The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.  Non-Exclusivity of Plan.  Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

22.  Governing Law.  This Plan and any Award Agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable U.S. federal law, without reference to principles of conflict of laws. Any reference in this Plan or in the Award Agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.  Compliance with Section 409A of the Code.  This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code.

24.  No Right to Employment, Reelection or Continued Service.  Nothing in this Plan or any Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his or her employment or service for any specified period of time.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time on April 28, 2010, the day preceding the date of the shareholder meeting.
HERBALIFE LTD.
JOHN M. DOE
100 SMITH DRIVE ANYWHERE USA XXXXX-XXXX
SHARE BREAKOUT RESTRICTED AREA 4” x 1 1/4”
WO# XXXXX
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INTERNET http://www.proxyvoting.com/hlf
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
CONTROL NUMBER RESTRICTED AREA 3” x 3/4” BAR CODE AREA RESTRICTED 3” x 1/2”
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTIONS INDICATED, WILL BE VOTED “FOR” Please mark your votes as ITEMS 2 AND 3. indicated in this example ☒
1. ELECTION OF DIRECTORS FOR ALL WITHHOLD FOR ALL * EXCEPTIONS Nominees:☐☐☐ 01 Leroy T. Barnes, Jr. 02 Richard P. Bermingham 03 Jeffrey T. Dunn(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box above and write that nominee’s name in the space provided below.)* Exceptions JOHN M. DOE
JANE S. DOE 100 SMITH DRIVE ANYWHERE USA XXXXX-XXXX
FOR AGAINST ABSTAIN 2. Vote to approve an amendment to and restatement of the Company’s 2005 Stock Incentive Plan to, among other things, increase the authorized number of Common Shares issuable thereunder by 700,000☐☐☐ 3. Vote to ratify the appointment of KPMG LLP as the Company’s independent registered public accountants for fiscal 2010☐☐☐Mark Here for Address Change or Comments SEE REVERSE☐
RESTRICTED AREA — SCAN LINE
Signature ___Signature ___Date ___
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

You can now access your Herbalife Ltd. account online.
Access your Herbalife Ltd. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Herbalife Ltd., now makes it easy and convenient to get current information on your shareholder account.
• View account status • View payment history for dividends
• View certificate history • Make address changes
• View book-entry information • Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
TOLL FREE NUMBER: 1-800-370-1163
Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://bnymellon.mobular.net/bnymellon/hlf
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PROXY HERBALIFE LTD. Annual General Meeting of Shareholders — April 29, 2010 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Michael O. Johnson and Brett R. Chapman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the Common Shares of Herbalife Ltd. which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual General Meeting of Shareholders of the Company to be held April 29, 2010 at 9:00 a.m. Pacific Daylight Time, at 800 W. Olympic Blvd., Suite 406, Los Angeles, California 90015, or at any adjournment(s) or postponement(s) thereof, with all powers which the undersigned would possess if present at the meeting.
BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250 (Continued and to be marked, dated and signed, on the other side) WO# XXXXX